Exhibit 99.2

STOCK PURCHASE AGREEMENT

by and among

AMERICAN MANAGEMENT SYSTEMS, INC.,

R.M. VREDENBURG & CO.

and

THE STOCKHOLDERS
OF
R.M. VREDENBURG & CO.

-i-

	r.	Litigation	35
	s.	Employees	35
	t.	Employee Benefits	36
	u.	Environmental Matters	38
	v.	Legal Compliance	39
	w.	Permits	39
	x.	Certain Business Relationships With Affiliates	40
	y.	Broker’s Fees	40
	z.	Books and Records	40
	aa.	Customers and Suppliers	40
	bb.	Banking Facilities	40

5.		REPRESENTATIONS OF THE BUYER		41

	a.	Organization, Qualification and Corporate Power	41
	b.	Authorization	41
	c.	Consideration	41

6.		PRE-CLOSING COVENANTS		41

	a.	Best Efforts	41
	b.	Notices and Consents	42
	c.	Operation of Business	42
	d.	Terminated Benefits Plans	44
	e.	Exclusive Dealing	44
	f.	Continuing Obligation to Inform	45
	g.	Access to Management, Properties and Records	45

7.		POST-CLOSING MATTERS		45

	a.	Active Employees	45
	b.	Active Employees’Compensation	45
	c.	Company Employees’ Benefits	46
	d.	Tax Matters	46
	e.	Tax Treatment	46
	f.	Post-Closing Operation of the Company	47

8.		CONDITIONS TO OBLIGATIONS OF THE BUYER		47

	a.	Continued Truth of Representations and Warranties of the Stockholders and the Company; Compliance with Covenants and Obligations	47
	b.	Performance by the Stockholders and the Company	48
	c.	Opinion of Counsel	48
	d.	Closing Deliveries	48
	e.	Reasonable Satisfaction of the Buyer	49

9.		CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS		49

	a.	Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations	49
	b.	Performance by the Buyer	50
	c.	Closing Deliveries	50
	d.	Employee Stock Ownership Plan Fairness Opinion Bringdown	50

ii

	e.	Reasonable Satisfaction of the Company and the Stockholders’ Representative	51

10.		INDEMNIFICATION		51

	a.	Indemnification	51
	b.	Method of Asserting Claims	51
	c.	Survival	54
	d.	Limitations on Damages	55
	e.	Threshold Limitations	55
	f.	Exclusive Remedy; Limitations	55

11.		TERMINATION		55

	a.	Consent	55
	b.	Stockholders’ Conditions	56
	c.	Buyer’s Conditions	56
	d.	Buyer Closing	56
	e.	Stockholders’ Closing	56
	f.	Stockholders’ Breach	56
	g.	Buyer’s Breach	56
	h.	Supplement or Amendment	56

12.		NOTICES		57

13.		SUCCESSORS AND ASSIGNS		58

14.		ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS		58

15.		SEVERABILITY		58

16.		EXPENSES		59

17.		GOVERNING LAW		59

18.		SECTION HEADINGS		59

19.		COUNTERPARTS		59

20.		CONSTRUCTION		59

21.		NO THIRD PARTY BENEFICIARIES		60

22.		SPECIFIC PERFORMANCE		60

23.		SUBMISSION TO JURISDICTION		60

iii

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the “Agreement”) is made as of the 15TH day of July, 2003, by and among American Management Systems, Inc., a Delaware corporation (the “Buyer”), R.M. Vredenburg & Co., a Virginia corporation (the “Company”), and each of the persons and entities listed on Schedule I to this Agreement (individually, a “Stockholder” and collectively, the “Stockholders”). The Buyer, the Company and the Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

     WHEREAS, each of the Stockholders listed on Schedule I hereto owns the number of the issued and outstanding shares of (collectively, the “Shares”) the Class A voting common stock, $1.00 par value per share (the “Class A Common Stock”), of the Company and of the Class B non-voting common stock, $1.00 par value per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), of the Company set forth opposite such Stockholder’s name on Schedule I attached hereto, which Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company;

     WHEREAS,the Buyer desires to purchase the Shares and the Stockholders desire to sell the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.DEFINITIONS AND INTERPRETATION

     a.     Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

     “Company Transaction Expenses” means the aggregate expenses of the Company and the Stockholders paid, accrued or incurred by the Company prior to the Closing and specifically in connection with the transactions contemplated by this Agreement, including, but not limited to, brokers, legal counsel, accountants and other advisors, all as set forth in Annex A attached hereto. The amount of such expenses shall be provided to the Buyer prior to the Closing Date and deducted from the Base Purchase Price in accordance with Section 2(c).

     “Employee Stock Ownership Plan” means the R.M. Vredenburg & Co. Employee Stock Ownership Plan.

     “Employer-Related Payroll Taxes” means the employer portion of Taxes required to be paid by an employer under the Federal Insurance Contribution Act (“FICA”), federal and state unemployment Laws and similar Laws that impose employment related Taxes.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Termination Date” means the day on which the last Escrow Funds are either released to the Stockholders’ Representative or the Buyer in accordance with the Escrow Agreement.

     “FBI Claim” means the claim of the Company relating to the work performed as a subcontractor under Unisys NIH Image World Contract 263-96-D-0342 relating to supplying the FBI with a Freedom of Information/Privacy Act Document Processing System that is the subject of a lawsuit styled Unisys Corporation v. The United States, filed on behalf of the Company in the U.S. Court of Federal Claims.

     “FBI Litigation Escrow” means the $500,000 escrow under the Escrow Agreement to cover expenses incurred by the Company in connection with the FBI Claim.

     “Indemnity Escrow” means the initial $3,500,000 escrow, plus any Earnout Funds that are earned prior to the Escrow Termination Date, to secure the obligations of the Stockholders under Section 10(a)(ii).

     “knowledge of the Company” or “Company’s knowledge” means any fact, circumstance, event or other matter that any employee of the Company with the title of vice president or higher, or any director of the Company actually knows; and “knowledge of the Major Stockholders” or “Major Stockholder’s knowledge” refers to the actual, present and conscious knowledge of either of the Major Stockholders.

     “Law” means, in relation to any jurisdiction, any national, federal, state, municipal or local or other statute, law, treaty, ordinance, regulation, rule, code, order, other requirement or rule of law.

     “Major Stockholders” means Kachig M. Baboyian and H. K. Baboyian.

     “Material Adverse Change” or “Material Adverse Effect” means any event, change, effect or occurrence that, individually or together with any other event, change, effect or occurrence, (a) has a materially negative impact on the business, assets, operations, financial condition or results of operations of the Company and its Subsidiary taken as a whole, (b) prevents the performance by the Company or the Stockholders of their several obligations under this Agreement or (c) has a material negative impact on the ability of the Buyer to operate the Company immediately after the Closing Date; provided, however, that “Material Adverse Change” and “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in laws and regulations or interpretations thereof that are generally applicable to government contractors, (ii) changes in generally accepted accounting principals (“GAAP”) that are generally applicable to government contractors, (iii) expenses incurred in connection with the transaction contemplated by this Agreement, (iv) actions or omissions of the Company and the Stockholders taken with the prior written consent of the Buyer in connection with or in contemplation of the transactions contemplated by this Agreement, and (v) any or all costs, expenses or other fees paid in connection with or related to the FBI Claim as well as any reduction of the carrying value of the FBI claim on the June 30, 2003 balance sheet of the Company attached hereto as Exhibit A.

     “Sales Pipeline” means the Company’s and the Subsidiary’s sales pipeline made available to the Buyer prior to the Closing, as may be amended from time to time subsequent to the Closing by mutual agreement of the Buyer and the Stockholders’ Representative.

     “Total Equity” means total assets of the Company minus total liabilities of the Company (without giving effect to the exercise or cancellation of the Options, the impact of the Retention Agreements, any change to the carrying value of the FBI Claim as set forth in the balance sheet of the Company, dated as of June 30, 2003, attached hereto as Exhibit A, or the impact of any other events or circumstances related to the consummation of the transactions contemplated by this Agreement, including the Company Transaction Expenses), determined in accordance with GAAP applied consistently with past practices, and otherwise prepared on a basis consistent with the balance sheet of the Company, dated as of June 30, 2003, attached hereto as Exhibit A.

     “Withholding Taxes” means Taxes required to be withheld under applicable Law from payments to the Optionees.

     b.     Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each such term:

TERM	SECTION
AAA Rules	Section 10.b.(iv)

Active Employees	Section 7.a.

Adjustment Reserve	Section 2.d.(vi)

Affiliate	Section 4.n.(i)G.

Agreed Amount	Section 10.b.(ii)

Agreement	Preamble

Agreements Requiring Consent	Section 4(n)(I)(J)

Arbitrator	Section 2(d)(iii)

Audited Financial Statements	Section 4.e.(i)

Base Purchase Price	Section 2.c.

Business Entity	Section 4.c(iv)

Buyer	Preamble

Buyer Dispute Notice	Section 2(d)(iii)

TERM	SECTION

CERCLA	Section 4.u.(i)

Claim Notice	Section 10.b.(I)

Claimed Amount	Section 10.b.(i)

Class A Common Stock	Recitals

Class B Common Stock	Recitals

Closing	Section 2.a.

Closing Date	Section 2.i.

Closing Date Escrow Funds	Section 2.c.(iii)

Closing Total Equity Adjustment	Section 2.d.

Code	Section 4.h(iv)

Common Stock	Recitals

Company	Preamble

Company Intellectual Property	Section 4.k.(i)

Company Notice	Section 2(d)(ii)

Contested Amount	Section 10.b.(iv)

Contract	Section 4.o.(i)C.

Corporate Subsidiary	Section 4.c.(i)

Current Balance Sheet	Section 4.e.(i)

Current Financial Statements	Section 4.e.(i)

Damages	Section 10.a.

Damages	Section 10.b.(v)

Disclosure Schedule	Section 4.

DOL	Section 4.s.(ii)

TERM	SECTION

EAD	Section 4.s.(ii)

Earnout Amount	Section 2.e.(i)

Earnout Event	Section 2.e.(i)

Employment Agreements	Section 7.e.(v)

Environment	Section 4.u.(i)

Environmental Law	Section 4.u.(i)

ERISA Affiliate	Section 4.t.(i)

Escrow Agreement	Section 2.h.(i)

Escrowed Funds	Section 2.h.(i)

Estimated Annual Revenue	Section 2(e)(iv)

Fairness Opinion	Section 3(e)

FAR	Section 4.o.(v)

FBI Claim Proceeds	Section 2(e)(i)(G)

Financial Statements	Section 4.e.(i)

Government Contract	Section 4.o.(i)D.

Government Entity	Section 4.d.

Indemnified Persons	Section 10.a.

INS	Section 4.s.(ii)

Intellectual Property	Section 4.k.(i)

Material Contract(s)	Section 4.n.(i)

Materials of Environmental Concern	Section 4.u.(ii)

Net Closing Date Payment	Section 2.c.(i)

Off-Site Liabilities	Section 4.u.(iv)

TERM	SECTION

Optionee(s)	Section 2(b)

Optionee Agreement	Section 2(b)

Options	Recitals

Ordinary Course of Business	Section 4.g.

Partnership Subsidiary	Section 4.c.(ii)

Party	Preamble

Permits	Section 4.w.

Personal Property	Section 4.i.(ii)

Plans	Section 2(t)(I)

Prime Government Contract	Section 4.o.(i)E.

Related Party Transactions	Section 4.x.

Release	Section 4.u.(i)

Response Notice	Section 10.b.(ii)

Retention Agreements	Section 7.e.(vi)

Securities Act	Section 4.b.

Security Interest	Section 4.d.

Shares	Recitals

Software	Section 2(k)(vi)

Stockholder	Preamble

Stockholder Dispute Notice	Section 2(d)(iii)

Stockholders’ Representative	Section 2.g.(i)

Subsidiary	Section 4.c.(iv)

Surviving Representations	Section 10.c.(ii)

TERM	SECTION

Tax Returns	Section 4.h.(i)

Taxes	Section 4.h.(i)

Termination Date	Section 10.c.(iii)

U.S. Government	Section 4.o.(i)A.

Uncapped Damages	Section 10.d.

Work Permit	Section 4.s.(ii)

Year-End Balance Sheet	Section 4.e.(i)

     c.     Interpretation. In this Agreement, unless clear contrary intention appears:

(i) A reference herein to days shall mean calendar days unless otherwise specified, and any day or deadline or end of a time period hereunder which falls on a day other than a business day shall be deemed to refer to the first business day following such day or deadline or end of the time period, as the case may be;

(ii) A reference in this Agreement to an article, section, exhibit or schedule shall mean an article or section of, or exhibit or schedule attached to, this Agreement, as the case may be;

(iii) The word “including” means without limitation; the word “or” is not exclusive and is used in the inclusive sense of “and/or,” and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(iv) A reference to document, instrument or agreement shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(v) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

2. PURCHASE AND SALE OF THE SHARES; CANCELLATION OF OPTIONS

     a.     Purchase of the Shares from the Stockholders. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all of the Shares owned by such Stockholder, as set forth opposite such Stockholder’s name on Schedule I attached hereto. At the Closing each Stockholder shall deliver to the Buyer certificates evidencing the

Shares owned by such Stockholder duly endorsed in blank or with stock powers duly executed by such Stockholder.

     b.     Cancellation of Options. Each of the persons listed on Schedule II to this Agreement (individually, an “Optionee” and collectively, the “Optionees”) holds the number of options exercisable to purchase Class B Common Stock (collective, the “Options”) set forth opposite said Optionee’s name. The Optionees are, simultaneously with the execution of this Agreement by the Parties hereto, entering into an agreement with the Buyer and the Company, substantially in the form of Exhibit B hereto (the “Optionee Agreement”), whereby each Optionee is making certain representations and agreeing to be bound by various terms and conditions of this Agreement.

     Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Closing, of all Options, whether vested or unvested, without any payment therefor except as otherwise provided herein. At the Closing, each Optionee shall execute and deliver to the Company such instruments of cancellation as the Buyer may reasonably request to provide for the cancellation, effective at the Closing, of all Options held by such Optionee as set forth opposite such Optionee’s name on Schedule II attached hereto without any payment therefor except as otherwise provided herein.

     c.     Base Purchase Price for the Shares and the Cancellation of the Options. The purchase price to be paid by the Buyer for the Shares and the cancellation of the Options shall be $42,000,000 (the “Base Purchase Price”), subject to adjustment pursuant to Section 2(d) hereof. The Base Purchase Price shall be payable as follows:

(i) At the Closing, the Buyer shall deliver to the Stockholders’ Representative, the sum of $38,000,000, plus or minus the Closing Total Equity Adjustment, less the Company Transaction Expenses, subject to the deduction of any Withholding Taxes in respect of Options (the “Net Closing Date Payment”) by wire transfer of immediately available funds to an account designated by the Stockholders’ Representative, for distribution to the Stockholders and Optionees in respect of their Shares and Options in the amount set forth opposite each such Stockholder’s and Optionee’s name on Schedule I and Schedule II, respectively, attached hereto. The Stockholders acknowledge that Schedule I, and the Optionees have acknowledged in the Optionee Agreement that Schedule II, accurately allocates the Net Closing Date Payment to him or it. Schedule II shall set forth the estimated amount of Withholding Taxes deducted in respect of each Optionee in connection with the Net Closing Date Payment.

(ii) Optionees have acknowledged that any payments made to them hereunder will be made net of any Withholding Taxes required to be withheld or paid under applicable Law. The Buyer shall deliver any amounts deducted in respect of Withholding Taxes to (i) the Company for payment to the appropriate Tax authority in accordance with applicable Law, or (ii) to the extent required by applicable Law, directly to the appropriate Tax authority.

(iii) At the Closing, the Buyer shall deliver to the Escrow Agent (A) $3,500,000 of the Base Purchase Price in respect of the Indemnity Escrow and (B) $500,000 of the Base Purchase Price in respect of the FBI Litigation Escrow, in each case, by wire transfer of immediately available funds (the “Closing Date Escrow Funds”). The Stockholders acknowledge that Schedule I, and the Optionees have acknowledged in the Optionee Agreement that Schedule II, accurately reflects each such Stockholder’s and Optionee’s percentage interest in the Indemnity Escrow and the FBI Litigation Escrow as well as the amount of the Base Purchase Price delivered by each Stockholder and Optionee to the Indemnity Escrow and the FBI Litigation Escrow.

     d.     Pre-Closing Adjustments; Post Closing Adjustments.

(i) The Base Purchase Price payable by the Buyer will be increased or decreased, as the case may be, to take into account the difference between the Company’s Total Equity on the Closing Date and $8.8 million (the “Closing Total Equity Adjustment”). The Closing Total Equity Adjustment to be applied on the Closing Date shall be calculated by the Company and based upon Total Equity as of a date within ten (10) days prior to the Closing Date, provided that the amount of the Closing Total Equity Adjustment shall be subsequently adjusted pursuant to the terms of the next paragraph.

(ii) The actual Closing Total Equity Adjustment shall be calculated by the Chief Financial Officer of the Company as of the date hereof (and his staff) based upon Total Equity as of the Closing Date and such calculation of Total Equity shall be in at least the detail provided for in the Company’s balance sheet, dated as of June 30, 2003, attached hereto as Exhibit A. Within fifteen (15) business days after the Closing Date, such chief financial officer of the Company shall deliver to the Buyer and the Stockholders’ Representative (A) a reasonably detailed statement setting forth the Closing Total Equity Adjustment and the basis for the determination thereof, and (B) all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer and the Stockholders’ Representative (the “Company Notice”).

(iii) In the event that the Buyer disputes the Closing Total Equity Adjustment as set forth in the Company Notice, the Buyer shall notify the Company and the Stockholders’ Representative in writing (the “Buyer Dispute Notice”) of the amount, nature and basis of such dispute, within 30 days after delivery of the Company Notice. In the event that the Stockholders’ Representative disputes the Closing Total Equity Adjustment as set forth in the Company Notice, the Stockholders’ Representative shall notify the Company and the Buyer in writing (the “Stockholder Dispute Notice”) of the amount, nature and basis of such dispute, within 30 days after delivery of the Company Notice. In the event of such a dispute, the Buyer and the Stockholders’ Representative shall first use their diligent good faith efforts to resolve such dispute between themselves. If the Buyer and the Stockholders’ Representative are unable to resolve the dispute within 30 days after delivery of the Buyer Dispute Notice or the Stockholder Dispute Notice, as the case may be, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Stockholders’ Representative and the Buyer or, if the Stockholders’ Representative and the Buyer fail or refuse to select a firm within ten days after written request therefor by the Stockholders’ Representative or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Fairfax, Virginia office of the American Arbitration Association (the “Arbitrator”). All determinations pursuant to this paragraph (iii) shall be in writing and shall be delivered to the Buyer and the Stockholders’

Representative. The determination of the Arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Arbitrator pursuant to this Section 2(d) may be entered in and enforced by any court having jurisdiction thereover.

(iv) The fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to paragraph (iii) above shall be shared equally by the Stockholders’ Representative, on the one hand, and the Buyer, on the other hand; provided that if the Arbitrator determines that one such Party has adopted a position or positions with respect to the Closing Total Equity Adjustment that is frivolous or clearly without merit, the Arbitrator may, in its discretion, assign a greater portion of any such fees and expenses to such Party.

(v) Promptly following the expiration of the 30-day period for giving the Buyer Dispute Notice or the Stockholder Dispute Notice, as the case may be, if no such notice is given, or upon notification by the Buyer to the Stockholders’ Representative and by the Stockholders’ Representative to the Buyer that no such notice will be given, or promptly following the resolution of disputes, if any, pursuant to this Section 2(d), the difference between the Closing Total Equity Adjustment utilized on the Closing Date and the actual Closing Total Equity Adjustment determined as of the Closing Date shall be transferred, together with interest accrued thereon at the Federal Funds rate, which shall be determined by the average of the high and low rates quoted for overnight Federal Funds in the “Money Rates” column of the Wall Street Journal on the Closing Date, to the Stockholders’ Representative from Buyer or to the Buyer from the Stockholders’ Representative, as the case may be.

(vi) The Stockholders’ Representative covenants not to distribute to the Stockholders and Optionees $200,000 of the Net Closing Date Payment (the “Adjustment Reserve”) until the Closing Total Equity Adjustment has been agreed to between the Stockholders’ Representative and the Buyer, or at such time as it has become apparent in the Stockholders’ Representative’s reasonable judgment that the Buyer will be responsible for making the payment of the Closing Total Equity Adjustment.

     e.     Earnout.

(i) From time to time, after the Closing, the Stockholders and the Optionees shall earn up to an additional $4,000,000 plus the FBI Claim Proceeds (collectively, the “Earnout Amount”) upon the occurrence of the following events (each, an “Earnout Event”):

A. the Stockholders and the Optionees shall earn an additional $2,000,000 if the sum of (1) the Company’s and the Subsidiary’s consolidated revenues (as determined in accordance with GAAP applied consistently with the Company’s past practices) for the period commencing on January 1, 2003 through June 30, 2003, plus (2) the Company’s (excluding the Subsidiary) revenues (as determined in accordance with GAAP applied consistently with the Company’s past practices) for the period commencing on July 1, 2003 through the Closing Date, plus (3) the Company’s (excluding the Subsidiary) and the Buyer’s revenues (as determined in accordance with GAAP applied consistently with the Company’s past practices) generated by, pursuant to or under the Material Contracts for the period commencing on the date immediately following the Closing Date through December 31, 2003, plus (4) the

Company’s (excluding the Subsidiary) and the Buyer’s revenues (as determined in accordance with GAAP applied consistently with the Company’s past practices) generated from opportunities identified in the Sales Pipeline for the period commencing on the date immediately following the Closing Date through December 31, 2003, plus (5) a mutually agreed to portion of revenues generated from opportunities mutually agreed to by the Buyer and the Stockholders’ Representative from and after the Closing Date through December 31, 2003 (as determined in accordance with GAAP applied consistently with the Company’s past practices), plus (6) revenues generated from the sale or licensing of the Company’s software products from and after the Closing Date through December 31, 2003 (as determined in accordance with GAAP applied consistently with the Company’s past practices), exceeds $56,700,000; provided, however, for purposes of calculating such sum, in no event shall any revenue be accounted for with respect to more than one of clauses (1), (2), (3), (4), (5) and (6) of this Section 2(e)(i)(A);

B. the Stockholders and the Optionees shall earn an additional $500,000 if the Company or the Buyer is awarded the Mine Warfare (60106) Recompete Contract (or another contract or associated contracts addressing substantially similar requirements of the customer) as of December 31, 2003 (or such later date if the award is delayed without a significant interruption to contracted services provided by the Company under the existing contract or any renewal or substitute thereof, but no later than June 30, 2004), and the Estimated Annual Revenues for such contract and other related or associated contracts is greater than or equal to $4,000,000;

C. the Stockholders and the Optionees shall earn an additional $500,000 if the Company or the Buyer is awarded the Department of Navy CIP Support Contract (or another contract or associated contracts addressing substantially similar requirements of the customer) as of December 31, 2003 (or such later date if the award is delayed without a significant interruption to contracted services provided by the Company under the existing contract or any renewal or substitute thereof, but no later than June 30, 2004), and the Estimated Annual Revenues for such contract (including related or associated contracts, e.g. the Top Secret Department of Navy CIP Contract and any funding for CIP through the Department of Navy CIO contract vehicle) is greater than or equal to $4,000,000;

D. the Stockholders and the Optionees shall earn an additional $500,000 if the Company or the Buyer is awarded the Department of Navy CIO Support Contract (or another contract or associated contracts addressing substantially similar requirements of the customer) as of December 31, 2003 (or such later date if the award is delayed without a significant interruption to contracted services provided by the Company under the existing contract or any renewal or substitute thereof, but no later than June 30, 2004), and the Estimated Annual Revenues for such contract (including revenue arising out of continuing Exhibit 300 support to the Department of Navy) and other associated or related contracts is greater than or equal to $4,000,000;

E. the Stockholders and the Optionees shall earn an additional $250,000 if the Company’s National Security Agency ADRS O&M (MDA904-02-C-0026) Contract is extended or renewed (or another contract or associated contracts addressing substantially similar requirements of the customer are awarded) as of December 31, 2003 (or such later date if the award is delayed without a significant interruption to contracted services provided by the Company under the existing contract or any renewal or substitute thereof, but no later than June 30, 2004), and the Estimated Annual Revenues for such extended, renewed, associated, or substitute contract(s) is greater than or equal to $1,000,000;

F. the Stockholders and the Optionees shall earn an additional $250,000 if the calendar year 2003 revenue (as determined in accordance with GAAP applied consistently with the Company’s past practices) with respect to document exploitation efforts in support of the intelligence community exceeds $500,000, and the calendar year 2004 Estimated Annual Revenues for such efforts is greater than or equal to $750,000;

G. the Stockholders and the Optionees shall earn an amount equal to the amount of any payments or distributions received by the Company on account of the FBI Claim, net of taxes at a rate of 41% (collectively, the “FBI Claim Proceeds”), upon receipt thereof by the Company; and

H. the Stockholders and the Optionees shall earn an additional $500,000 upon the termination by the Company of each of Carl F. Muller, Douglas B. Dearie or Roger E. Shropshire other than for Cause (as defined in their respective Employment Agreements) prior to January 1, 2004.

     Notwithstanding anything to the contrary herein, in no event shall the aggregate amount earned by the Stockholders and the Optionees pursuant to the Earnout Events described in Sections 2(e)(i)(A), (B), (C), (D), (E), (F) and (H) exceed $4,000,000.

(ii) Prior to the final determination by the Buyer of whether an Earnout Event has occurred, the Buyer shall (A) provide the Chief Financial Officer of the Company as of the date hereof with all relevant backup materials reasonably necessary to make such determination, and (B) in good faith, consult with and seek the advice of such Chief Financial Officer regarding such determination.

(iii) With respect to each Earnout Event, the Buyer shall pay the applicable portion of the Earnout Amount (subject to, if the amount is not being paid to the Escrow Agent, deduction of any Withholding Taxes in respect of the Optionees, which amount shall be deemed delivered to the Stockholders’ Representative for distribution) to the Stockholders’ Representative for distribution within 30 days after the occurrence of such Earnout Amount to the Stockholders and Optionees based on (A) their pro rata number of shares of Common Stock (on a fully diluted basis as if the Options had been exercised in full, as more fully set forth on Schedules I and II, respectively), and (B) allocating all deductions in the amount actually distributed (on account of the deemed delivery of Withholding Taxes) to each Optionee to the extent such Withholding Taxes applied to the Optionee; provided, however, that if payment of the Earnout Event is due prior to the Escrow Termination Date, the Buyer shall pay such Earnout Amount (not including the FBI Claim Proceeds) to the Escrow Agent in accordance with the terms of Section 2(h) below and the Escrow Agreement. Amounts paid to the Escrow Agent in accordance with this Section 2(e)(ii) are referred to as “Earnout Escrow Funds.”

(iv) For purposes of this Section 2(e), “Estimated Annual Revenue” means the revenue provided or estimated in accordance with the terms of the particular contract for the first twelve month period following the start of performance of such contract determined as follows:

A. with respect to any time-and-materials contract (or portion of a contract), the revenue for a period shall equal the contract ceiling for such period;

B. with respect to any cost-plus contract (or portion of a contract), the revenue for a period shall equal the total estimated contract value (costs plus fee) for such period;

C. with respect to any firm fixed price contract (or portion of a contract), the revenue for a period shall equal the revenue projected to be earned for that period (as determined in accordance with GAAP applied consistently with past practices) in accordance with the contract schedule, and without regard to time of payment by the customer; provided, that the revenue attributable to software developed or materially modified under the contract shall be allocated evenly across the period of development or modification without regard to the time of delivery, acceptance, and invoicing or payment, and that revenue attributable to all software delivered without development or material modification shall be assigned to the initial twelve month period; and

D. to the extent that revenue for any particular period cannot be determined with reasonable accuracy, the amount shall be determined by calculating the revenue for the applicable fiscal year and prorating that amount for the period in question; provided, however, if the total period of performance for any contract is less than one year, the Estimated Annual Revenues for such contract shall equal the ceiling amount, the total estimated contract value, or the total revenue projected, as applicable, for such contract.

E. Revenue for contracts awarded to the Company and other entities on a multiple-award basis shall be recognized only upon the award or issuance to the Company or the Buyer of one or more task orders, delivery orders, purchase orders or other direction to perform work or provide goods or services.

     f.     FBI Claim. The costs and expenses incurred by the Company in connection with the prosecution and/or settlement of the FBI Claim shall be paid out of the FBI Litigation Escrow in accordance with the Escrow Agreement and thereafter out of the Indemnity Escrow. The Stockholders’ Representative shall control the prosecution of the FBI Claim, including any decision to settle or dismiss such claim, to submit such claim to mediation or arbitration, or to appeal any decision to a higher tribunal, and using counsel of its choosing.

     g.     Stockholders’ Representative.

(i) In order to efficiently administer the transactions contemplated hereby, including (A) the determination of the Closing Total Equity Adjustment and the Net Closing Date Payment, (B) the handling and distribution of the Adjustment Reserve and the Escrowed Funds, (C) the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, (D) the determination of whether an Earnout Event has occurred, (E) the defense and/or settlement of any claims for which the Stockholders and the Optionees may be required to indemnify the Buyer pursuant to Section 10 hereof, and (F) the prosecution and/or settlement of the FBI Claim, the Stockholders hereby designate H. K. Baboyian as their representative (the “Stockholders’ Representative”). In connection with the foregoing, the Stockholders’ Representative shall provide written notice to the Trustee of the Employee Stock Ownership Plan prior to five (5) business days of any decision regarding the settlement of any material claim.

(ii) The Stockholders hereby authorize the Stockholders’ Representative (A) to make all decisions relating to the determination of the Closing Total Equity Adjustment and the Net Closing Date Payment, (B) to make all decisions relating to the handling and distribution of the Adjustment Reserve and the Escrowed Funds, (C) to take all action necessary in connection with the waiver of any condition to the obligations of the Stockholders and the Optionees to consummate the transactions contemplated hereby, or defend and/or settle any claims for which the Stockholders and the Optionees may be required to indemnify the Buyer pursuant to Section 10 hereof, (D) to determine on behalf of the Stockholders whether an Earnout Event has occurred, (E) to take all action necessary in connection with the prosecution and/or settlement of the FBI Claim, (F) to give and receive all notices required under this Agreement, and (G) to take any and all additional action contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement.

(iii) In the event that the Stockholders’ Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Stockholders holding, prior to the Closing, a majority of the Shares shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(iv) All decisions and actions by the Stockholders’ Representative, including without limitation (A) any agreement between the Stockholders’ Representative and the Buyer relating to the determination of the Closing Total Equity Adjustment and/or the Net Closing Date Payment, (B) the handling and distribution of the Adjustment Reserve and the Escrowed Funds, (C) the determination of whether an Earnout Event has occurred, (D) the defense or settlement of any claims for which the Stockholders and the Optionees may be required to indemnify the Buyer pursuant to Section 10 hereof, or (E) the prosecution and/or settlement of the FBI Claim, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(v) By his or its execution of this Agreement, each Stockholder agrees that:

A. the Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to (1) the determination of the Closing Total Equity Adjustment and/or the Net Closing Date Payment, (2) the handling and distribution of the Adjustment Reserve and the Escrowed Funds, (3) any agreement concerning whether an Earnout Event has occurred, (4) the defense and/or settlement of any claims for indemnification by the Buyer pursuant to Section 10 hereof, (5) the prosecution and/or settlement of the FBI Claim, or (6) any other actions required or permitted to be taken by the Stockholders’ Representative hereunder, and no Party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Stockholders’ Representative;

B. all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders’ Representative;

C. the provisions of this Section 2(g) are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

D. remedies available at law for any breach of the provisions of this Section 2(g) are inadequate; therefore, the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Buyer brings an action to enforce the provisions of this Section 2(g); and

E. the provisions of this Section 2(g) shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(vi) All liabilities, claims, obligations, fees and expenses (including reasonable attorneys’ fees) incurred by the Stockholders’ Representative (other than to the extent arising out of the Stockholders’ Representative’s fraud or willful breach of this Agreement) shall be paid by the Stockholders and (pursuant to the terms of the Optionee Agreement) Optionees based on their pro rata number of shares of Common Stock (on a fully diluted basis as if the Options had been exercised in full).

     h.     Escrow.

(i) The Buyer shall deliver (A) on the Closing Date the Closing Date Escrow Funds and (B) thereafter the Earnout Escrow Funds (together, the “Escrowed Funds”), in each case to the Escrow Agent by wire transfer of immediately available funds for the purpose of securing the indemnification obligations of the Stockholders and Optionees pursuant to Section 10 of this Agreement and Section 3 of the Optionee Agreement, respectively, and the payment of the costs and expenses incurred by the Stockholders’ Representative or the Company in connection the prosecution and/or settlement of the FBI Claim. The Escrowed Funds shall be held and distributed by the Escrow Agent in accordance with the terms of an Escrow Agreement among the Buyer, the Stockholders, the Optionees, the Stockholders’ Representative and the Escrow Agent substantially in the form of Exhibit C hereto (the “Escrow Agreement”).

(ii) The Escrow Funds shall be held as a trust fund and shall not be subject to any Security Interest, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the respective terms thereof.

     i.     Closing. The Closing shall take place at the offices of Arnold & Porter, 1600 Tysons Boulevard, Suite 900, McLean, Virginia 22102 at 10:00 a.m., Eastern Time, on August 1, 2003, or on such later date as is mutually agreeable to the Buyer and the Stockholders’ Representative following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, but in no event more than three business days after such satisfaction or waiver (the “Closing Date”). The documents to be delivered at the Closing (other than stock certificates evidencing the Shares and stock powers) may, at the election of the Parties, be exchanged by telecopier upon a written undertaking to provide original executed copies within one business day following the Closing.

     j.     Further Assurances. At any time and from time to time after the Closing, at the Buyer’s or Stockholders’ Representative’s request and without further consideration, each of the Stockholders and Optionees or the Buyer, as the case may be, shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation as the other Party may reasonably request, and take all such other action as the other Party may reasonably request, (i) more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares owned by such Stockholder, to put the Buyer in actual possession and operating control (through its ownership of the Shares) of the assets, properties and business of the Company and the Subsidiary, to assist the Buyer in exercising all rights with respect thereto, to cancel the Options, and to carry out the purpose and intent of this Agreement, or (ii) to transfer to the Stockholders’ Representative such documents, instruments and other items as may be requested to carry out the purposes of this Agreement.

3.     REPRESENTATIONS OF THE STOCKHOLDERS

     Each of the Stockholders, severally and not jointly, represents and warrants to the Buyer as follows:

a. Organization, Execution and Delivery; Valid and Binding Agreements. Such Stockholder, if not an individual, is validly existing and in good standing under the laws of its state of incorporation or organization. Such Stockholder:

(i) has duly executed and delivered this Agreement; and

(ii) assuming that this Agreement is the legal, valid and binding agreement of the Buyer, this Agreement constitutes, and all other agreements and obligations to be entered into and undertaken in connection with the transactions contemplated hereby to which such Stockholder is a party will constitute, the valid and binding obligations of such Stockholder, enforceable against he or it in accordance with their respective terms.

b. Authority; No Breach. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder (including all right, power, capacity and authority to sell, transfer, and convey its Shares, subject to applicable federal and states securities law restrictions). If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the agreements provided for herein, and the consummation by such Stockholder of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, directly or indirectly contravene, conflict or result in a violation of any provision of such Stockholder’s charter, By-laws or comparable document of such Stockholder.

c. Ownership of Shares.

(i) Except as set forth in Annex B attached hereto and applying only to the information applicable to such Stockholder, each Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by such Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, Security Interests, options and adverse claims or rights whatsoever.

(ii) Upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Stockholder good and marketable title to the Shares to be sold by such Stockholder hereunder, free and clear of all covenants, conditions, restrictions, voting trust arrangements, Security Interests, options and adverse claims or rights whatsoever.

(iii) Such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Entity which would prevent the execution or delivery of this Agreement by such Stockholder, the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyer pursuant to the terms hereof.

(iv) Except as set forth on Annex C attached hereto, no broker or finder has acted for such Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder.

(v) Such Stockholder is not nor will he or it be required to give any notice to or obtain any consent or approval from any person or entity in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

d. Representation of the Employee Stock Ownership Plan. None of the transactions contemplated hereby is prohibited by the Employee Stock Ownership Plan’s governing instruments. The Trustee of the Employee Stock Ownership Plan has received a legal opinion to the effect that none of the transactions contemplated hereby is, or will result in, a nonexempt “prohibited transaction” under ERISA or the Code, or any other violation of ERISA or the Code, in connection with the Employee Stock Ownership Plan. The representation in this Section 3(d) shall not be made by any Stockholder other than the Stockholder which is the Employee Stock Ownership Plan’s trust.

e. Further Representations of the Employee Stock Ownership Plan. The Fiduciary Committee of the Trustee of the Employee Stock Ownership Plan has approved the transactions contemplated by this Agreement and has received an opinion, dated the date hereof, from its financial advisor, Duff & Phelps, to the effect that the consideration to be paid as part of the transactions contemplated by this Agreement is fair, from a financial point of view, to the Employee Stock Ownership Plan and the participants thereof (the “Fairness Opinion”).

4.     REPRESENTATIONS OF THE MAJOR STOCKHOLDERS AND THE COMPANY

     Each of the Major Stockholders and the Company, jointly and severally, represents and warrants to the Buyer that the statements contained in this Section 4 are true and correct as of the date hereof in all material respects when taken as a whole, except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Section 4, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding section or paragraph in this Section 4. On or before Closing, the Major Stockholders and the Company shall have the right to supplement and amend the Disclosure Schedule by written notice to the Buyer. If the Buyer does not terminate this Agreement in accordance with the terms of Section 11(h) hereof, the representations and warranties of the Major Stockholders and the Company provided in this Section 4 shall be deemed modified and qualified by reference to such supplement and amendment to the Disclosure Schedule.

     a.     Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where a failure to do so would have a Material Adverse Effect, each of which jurisdiction is set forth in Section 4(a) of the Disclosure Schedule. The Company has all requisite power and authority (corporate and other) to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has previously furnished to the Buyer true and complete copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws.

     b.     Capitalization; Representations Regarding Shares.

(i) The authorized capital stock of the Company consists of (i) 50,000 shares of Class A Common Stock, of which 26,222.177 shares are issued and outstanding on the date hereof and held of record and beneficially by the Stockholders as set forth on Schedule I, and 11,915.823 shares are held in the treasury of the Company, and (ii) 12,000 shares of Class B Common Stock, of which 1,682 shares are issued and outstanding on the date hereof and held of record and beneficially by the Stockholders as set forth on Schedule I, and 140 shares are held in the treasury of the Company. All of the issued and outstanding shares of Common Stock have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth in Section 4(b) of the Disclosure Schedule, (A) there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments, whether written or oral, to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or any options therefor; (B) there are no outstanding or authorized stock appreciation, phantom stock or similar rights, whether written or oral, with respect to the Company; and (C) there are no agreements, voting trusts, proxies or understandings, whether written or oral, with respect to the voting, or registration under the Securities Act of 1933 (as amended, the “Securities Act”), of any shares of capital stock of the Company. All outstanding options, warrants, rights, calls, convertible instruments, agreements or commitments, whether written or oral, to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or any options therefor, are held of record and beneficially by the Optionees as set forth on Schedule II. All of the issued and outstanding shares of capital stock of the Company were issued in material compliance with all applicable federal and state securities laws except for the making of notice filings where a failure to comply would not affect the availability of any exemption available thereunder.

(ii) Schedule I attached hereto sets forth a true and correct listing of all Shares owned by each Stockholder. Schedule II attached hereto sets forth a true and correct listing of all options, warrants, rights, calls, convertible instruments, agreements or commitments, whether written or oral, to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or any options therefor, held by each Optionee.

     c.     Subsidiaries.

(i) Section 4(c)(i) of the Disclosure Schedule sets forth for each Subsidiary that is not a partnership or limited liability company (a “Corporate Subsidiary”) (i) its name and jurisdiction of incorporation or organization, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury and (v) its directors and officers (or the names and titles of individuals holding similar positions). Each Corporate Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Corporate Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which a failure to do so would have a Material Adverse Effect, each of which is set forth in Section 4(c)(i) of the Disclosure Schedule. Each Corporate Subsidiary has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has previously made available to the Buyer correct and complete copies of the charter and By-laws or comparable organizational documents of each Corporate Subsidiary, as amended to date. No Corporate Subsidiary is in default under or in violation of any provision of its charter, By-laws or comparable organizational documents. All of the issued and outstanding shares of capital stock of each Corporate Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 4(c)(i) of the Disclosure Schedule, all shares of each Corporate Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, convertible instruments, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, contracts, calls, convertible instruments or commitments, whether written or oral, to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Corporate Subsidiary or any options therefor. There are no outstanding or authorized stock appreciation, phantom stock or similar rights, whether written or oral, with respect to any Corporate Subsidiary. There are no voting trusts, proxies or other agreements or understandings, whether written or oral, with respect to the voting of any capital stock of any Corporate Subsidiary. All of the issued and outstanding shares of capital stock of each Corporate Subsidiary were issued in material compliance with all applicable federal and state securities laws except for the making of notice filings where a failure to comply would not affect the availability of any exemption available thereunder.

(ii) There are no Subsidiaries that are partnerships or limited liability companies (a “Partnership Subsidiary”).

(iii) The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, trust or other domestic or foreign business association or organization which is not a Corporate Subsidiary.

(iv) For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization (each, a “Business Entity”) with respect to which the Company, directly or indirectly, either (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or to control the operations and governance of the Business Entity in a similar manner) or (ii) in the case of a partnership, serves as the general partner or holds a majority of the partnership interests.

     d.     Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, and all other agreements and obligations to be entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party will constitute, the valid and binding obligations of the Company, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) conflict with or violate any provision of the charter, By-laws or comparable document of the Company or any Subsidiary, (ii) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any domestic or foreign court, arbitrational tribunal, administrative agency or commission or other domestic or foreign governmental or regulatory authority or agency (a “Governmental Entity”), (iii) except as set forth on Section 4(d) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any

Material Contract, or any material lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other material arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (iv) result in the imposition of any Security Interest in any assets of the Company or any Subsidiary or (v) to the Company’s or the Major Stockholders’ knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law). Section 4(d) of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company and the Subsidiary of the transactions contemplated by this Agreement.

     e.     Financial Statements.

(i) The Company has previously delivered to the Buyer the audited consolidated balance sheet of the Company and the Subsidiary as of December 31, 2002 (the “Year-End Balance Sheet”) and the related statement of operations, changes in stockholders’ equity, and cash flows of the Company and the Subsidiary for the fiscal year then ended (collectively, the “Audited Financial Statements”). The Company has also previously delivered to the Buyer the unaudited consolidated balance sheet of the Company and the Subsidiary as of June 30, 2003 (the “Current Balance Sheet”), and the related statement of operations of the Company and the Subsidiary for the six-month period then ended (collectively, the “Current Financial Statements”). The Audited Financial Statements and the Current Financial Statements (collectively, the “Financial Statements”) have been prepared in accordance with GAAP applied consistently with past practices, except that the Current Financial Statements exclude all footnotes and are subject to normal year-end adjustments (which, individually and in the aggregate, shall not be material in amount) and, in the case of the Audited Financial Statements, have been certified without qualification by Deloitte & Touche, the Company’s independent public accountants.

(ii) The Financial Statements fairly present in all material respects the assets, liabilities, financial condition, results of operations and cash flows of the Company and the Subsidiary, as the case may be, as of the date thereof and for the period referred to therein, and are consistent with the books and records of the Company and the Subsidiary, as the case may be. The accruals for sales and bonus plans, vacation, sickness and disability expenses are accounted for on the Current Balance Sheet and are, to the Company’s or Major Stockholders’ knowledge, adequate at the time thereof and properly reflect the expenses associated therewith in accordance with GAAP.

     f.     Absence of Certain Changes. Except as set forth in Section 4(f) of the Disclosure Schedule, since June 30, 2003, (i) there has not been any Material Adverse Change, nor has there occurred any event or development specific to the operations of the Company (not including events, circumstances or developments generally affecting the industry in which the Company does business or generally affecting the economy or business climate in the United States or elsewhere) which could reasonably be foreseen to be likely to result in such a Material Adverse

Change, and (ii) there has not been any other action or event that would have required the consent of the Buyer pursuant to Section 6(c) of this Agreement had such action or event occurred after the date of this Agreement.

     g.     Undisclosed Liabilities. Except as set forth in Section 4(g) of the Disclosure Schedule, neither the Company nor the Subsidiary has any material liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the Current Balance Sheet, (ii) material liabilities which have arisen since June 30, 2003 in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the Company and the Subsidiary (the “Ordinary Course of Business”), but in any case, not exceeding $50,000 individually, or $100,000 in the aggregate, and (iii) contractual liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.

     h.     Tax Matters.

(i) Each of the Company and the Subsidiary has timely filed all required Tax Returns (as defined below) and all such Tax Returns were correct and complete in all material respects. Except as set forth in Section 4(h)(i) of the Disclosure Schedule, each of the Company and the Subsidiary has timely paid all Taxes (as defined below) due on or before the date hereof whether or not shown on any such Tax Returns. The accrued but unpaid Taxes of the Company and the Subsidiary for tax periods or portions thereof through and including the Closing Date do not exceed the liabilities for Taxes that were used to calculate the Total Equity. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity. For purposes of this Agreement, “Taxes” means all taxes, including any re-assessment thereof, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, estimated, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof or any failure to file returns or reports with respect thereto. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes.

(ii) The Company has previously made available to the Buyer correct and complete copies of all federal and state income and state sales Tax Returns, current extensions, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary since January 1, 1999. The U.S. federal income Tax Returns of the Company and each Subsidiary, or are closed by the applicable statute of limitations for all taxable years through December 31, 1998. No examination or audit of any Tax Returns of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of each of the Company and the Major Stockholders, threatened or contemplated.

Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(iii) Neither the Company nor any Subsidiary has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of. federal, state or local law), or as a transferee or successor, by contract or otherwise.

(iv) Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), and none of the assets of the Company or the Subsidiary are subject to an election under Section 341(f) of the Code.

(v) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(vi) Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

(vii) Except as set forth in Section 4(h)(vii) of the Disclosure Schedule, and to the knowledge of the Company, no claim exists by a taxing authority in any jurisdiction that the Company or the Subsidiary is, or may be, subject to Taxes assessed by such jurisdiction for any period for which it did not file a Tax Return in such jurisdiction.

(viii) Neither the Company nor the Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments, that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4));

(ix) Neither the Company nor any Subsidiary is or has ever been a member of an “affiliated group” of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Subsidiary are members.

(x) None of the assets of the Company or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(xi) None of the assets of the Company or any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(xii) No state or federal “net operating loss” of the Company determined as of the date hereof is subject to limitation on its use pursuant to Treasury Regulation Section 1.1502-21(c) or Section 382 of the Code or comparable provisions of state law, except for such limitation resulting from the transactions contemplated by this Agreement.

(xiii) For all taxable periods ending on or before the Closing Date, the Company has been a “qualified personal service corporation” within the meaning of Section 448(d)(2) of the Code. Neither the Company nor any Subsidiary will be required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law) by reason of a change in accounting method made, or required to be made, with respect to any taxable period ending on or before the Closing Date.

(xiv) Neither the Company nor the Subsidiary has any items of income or gain the recognition of which has been deferred pursuant to Treasury Regulation 1.1502-13 and which may be taken into account pursuant to the “acceleration rule” of Treasury Regulation Section 1.1502-13(d).

(xv) Neither the Company nor any Subsidiary has entered, or will, prior to the Closing Date, enter into any transaction that must be (A) disclosed pursuant to Section 6011 of the Code and the Treasury Regulations thereunder (including without limit Treas. Reg. Section 1.6011-4) or (B) registered pursuant to Section 6111 of the Code and the Treasury Regulations thereunder.

(xvi) Neither the Company nor any Subsidiary has ever been obligated to pay any Tax or file any Tax Return under the laws of a jurisdiction outside the United States.

     i.     Assets.

(i) Each of the Company and the Subsidiary owns or leases all tangible assets necessary for the conduct of its business as presently conducted, which tangible assets are reflected in the Financial Statements (other than those disposed of in the Ordinary Course of Business consistent with past practices). To the knowledge of each of the Company and the Major Stockholders, each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair in all material respects (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth on Section 4(i)(i) of the Disclosure Schedule, no asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.

(ii) Section 4(i)(ii) of the Disclosure Schedule sets forth (A) a true, correct and complete list of all items of tangible personal property, including without limitation computers, furniture and equipment and purchased and capitalized software, owned by the Company or any Subsidiary, or not owned by the Company or any Subsidiary but in the possession of or used in the business of the Company or any Subsidiary (the “Personal Property”), other than individual assets with a book value of less than $5,000, and (B) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company or any Subsidiary and the circumstances under which such Property is used, other than such assets with a book value of less than $5,000.

     j.     Owned Real Property. Neither the Company nor any Subsidiary owns any real property.

     k.     Intellectual Property.

(i) Each of the Company and the Subsidiary owns, is licensed or otherwise possesses a legally enforceable right to use or otherwise exploit all Intellectual Property used in the operation of its business, including the Intellectual Property embodied in the products offered as part of the business, or necessary for the operation of its business as presently conducted (such Intellectual Property of the Company and its Subsidiary collectively, the “Company Intellectual Property”). The Company Intellectual Property will be owned by or available for use by the Company or such Subsidiary, as applicable, on terms and conditions immediately following the Closing that are identical as immediately before the Closing. For the avoidance of doubt, the Company and its Subsidiary are not making any representation or warranty with respect to the Buyer’s, the Company’s or the Subsidiary’s right to use and exploit Intellectual Property created by or on behalf of the Buyer after the Closing. Each of the Company and the Subsidiary, as applicable, has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of each of the Company and the Major Stockholders, no person or Business Entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (A) patents and patent applications, whether utility, design or other, including continuation, continuation-in-part, divisional, reissue, reexamination, invention disclosures, certificates of invention and registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) domain names, computer software, data and documentation, (E) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (F) other proprietary rights and (G) copies and tangible embodiments thereof.

(ii) None of the activities or business conducted by the Company or the Subsidiary, including the products offered thereby, infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property of any other person or Business Entity. Neither the Company nor any Subsidiary has received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the knowledge of each of the Company and the Major Stockholders, there is no basis for any such complaint, claim or notice.

(iii) Section 4(k)(iii) of the Disclosure Schedule identifies each (X) patent, trademark, service mark, domain name, copyright or other registration with respect to any of its Intellectual Property that has been issued to or is owned by the Company or any Subsidiary, (Y) pending patent, trademark, service mark or domain name, copyright application or other application for registration of Intellectual Property that the Company or any Subsidiary has made, and (Z) license or other agreement pursuant to which the Company or any Subsidiary has granted any rights to any third party with respect to any Company Intellectual Property. All Intellectual Property owned by Company or any Subsidiary is valid and enforceable, and there are no claims or proceeding with respect to such Intellectual Property. The Company has previously made available to the Buyer correct and complete copies of all such patent, trademark, service mark, domain name, copyright and other registrations, applications, licenses and agreements (as amended to date) and has previously specifically identified and made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except as set forth in

Section 4(k)(iii) of the Disclosure Schedule, with respect to all Intellectual Property that the Company or any Subsidiary owns:

A. subject to such rights as have been granted by the Company or any Subsidiary under license agreements entered into with customers in the Ordinary Course of Business and made available to the Buyer, the Company or a Subsidiary possesses all right, title and interest in and to all such Intellectual Property;

B. Company is not restricted in any manner from practicing such Intellectual Property;

C. such Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction or Security Interest; and

D. neither the Company nor any Subsidiary has agreed to indemnify any person or Business Entity for or against any infringement, misappropriation or other conflict with respect to such item.

(iv) Section 4(k)(iv) of the Disclosure Schedule identifies all Intellectual Property used in the operation of the business of the Company and the Subsidiary at any time during the period covered by the Financial Statements, or that the Company or any Subsidiary presently intends to use in the future, that is owned by a party other than the Company or a Subsidiary (other than commercially available desktop software applications generally available to the public and acquired subject to “shrinkwrap” or “clickthrough” license agreements which are not listed in Section 4(k)(iv) of the Disclosure Schedule but with respect to which the representations set forth below in this Section 4(k)(iv) are true). The Company has previously supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Company or any Subsidiary uses the Intellectual Property listed on Section 4(k)(iv) of the Disclosure Schedule (other than commercially available desktop software applications generally available to the public and acquired subject to “shrinkwrap” or “clickthrough” license agreements). Except as set forth in Section 4(k)(iv) of the Disclosure Schedule, with respect to each such item of Intellectual Property:

A. the license, sublicense or other agreement covering such item is in full force and effect;

B. such license, sublicense or other agreement will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing without any requirement of consent or permission of the licensor, sublicensor or contracting person or entity prior to or after the consummation of this transaction;

C. neither the Company nor any Subsidiary nor, to the knowledge of each of the Company and the Major Stockholders, any other party to such license, sublicense or other agreement is or is claimed to be in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;

D. the underlying item of Intellectual Property is not subject to any outstanding material judgment, order, decree, stipulation or injunction;

E. neither the Company nor any Subsidiary has agreed to indemnify any person or Business Entity for or against any interference, infringement, misappropriation or other conflict with respect to such item; and

F. no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement, or as a result of the execution of this Agreement or the consummation of the transaction contemplated thereby.

(v) The names of employees of the Company and any Subsidiary who have not signed an acknowledgement regarding their review of the Company’s Policy and Procedures Manual (which includes a section on inventions) are set forth in Section 4(k)(v) of the Disclosure Schedule.

(vi) The United States government has rights in the computer software the Company markets under the name “HighView,” “Criticalview,” “VeClass,” “VeCase,” VeFOIA” and “DocEx,” or any derivative work thereof (collectively, the “Software”), no greater than “Restricted Rights” as that term is defined in the applicable federal acquisition regulations. No version, form or portion of the Software is subject to an “open source” or “free” software license agreement (as those terms are commonly understood in the computer software industry) or any other form of license that requires public disclosure of the same without obligation of nondisclosure, or that permits third parties to freely distribute the same without payment to the Company.

     l.     Inventory. All inventories of raw materials, supplies and work in progress of the Company and its Subsidiary are, in the aggregate, of good, usable and merchantable quality in all material respects, and except as set forth in Section 4(l) of the Disclosure Schedule, do not include unsalable, obsolete or discontinued items. Except as set forth in Section 4(l) of the Disclosure Schedule, all finished goods are salable in the Ordinary Course of Business, except for items of below-standard quality, all of which, in the aggregate, are immaterial in amount. Items included in such inventories are carried on the books of the Company and are valued on the Financial Statements in accordance with GAAP.

     m.     Real Property Leases. Section 4(m) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has previously made available to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 4(m) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 4(m) of the Disclosure Schedule:

(i) the lease or sublease is in full force and effect and has not been amended;

(ii) the lease or sublease will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

(iii) neither the Company or any Subsidiary nor, to the knowledge of each of the Company and the Major Stockholders, any other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

(iv) there are no disputes, oral agreements, forfeiture proceedings or forbearance programs in effect as to the lease or sublease;

(v) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(vi) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities as conducted during the period covered by the Financial Statements;

(vii) no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Company or any Subsidiary;

(viii) the Financial Statements contain adequate reserves in the Company’s reasonable opinion to provide for the restoration of the property subject to the leases at the end of the respective lease terms, to the extent required by the leases.

     n.     Contracts.

(i) Section 4(n) of the Disclosure Schedule lists the following arrangements (including written or oral agreements) to which the Company or any Subsidiary is a party (each a “Material Contract,” and collectively, the “Material Contracts”):

A. any arrangement concerning confidentiality, non-competition or non-solicitation (other than confidentiality agreements with customers or employees of the Company or any Subsidiary set forth in the Company’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been made available to the Buyer);

B. any arrangement (or group of related arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or having a remaining term longer than six months;

C. any arrangement establishing a partnership or joint venture;

D. any arrangement (or group of related arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 individually or $50,000 in the aggregate or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

E. any arrangement involving any of the Stockholders or their Affiliates (for the purposes of this Agreement, “Affiliate” shall mean (1) in the case of an individual, the members of the immediate family (including parents, siblings and children) or (x) the individual, (y) the individual’s spouse and (z) any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals, or (2) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity);

F. any arrangement (or group of related arrangements) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services or products (1) which calls for performance over a period of more than six months, (2) which involves more than the sum of $50,000, (3) in which the Company or any Subsidiary has granted, by agreement, “most favored nation” pricing provisions, but excluding those in which such “most favored nation” status is required by applicable Law, (4) in which the Company or any Subsidiary has granted exclusive marketing or distribution rights relating to any products, services or territory or (5) in which the Company or any Subsidiary has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

G. any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound; and

H. any arrangement (or group of related arrangements) requiring that the Company or any Subsidiary obtain consent, permission, approval, novation, authorization or waiver from any person or entity for the consummation of the transactions contemplated hereby or any related agreement, including, but not limited to, under any Government Contract (collectively, the “Agreements Requiring Consent”).

(ii) The Company has previously made available to the Buyer a correct and complete copy of each Material Contract (as amended to date). With respect to each Material Contract: (A) the Material Contract is in full force and effect; (B) to the knowledge of each of the Company and the Major Stockholders, the Material Contract is legal, valid, binding and enforceable against the other party thereto; (C) the Material Contract will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (D) to the knowledge of each of the Company and the Major Stockholders, no party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration, under the Material Contract.

(iii) Neither the Company nor any Subsidiary is a party to any written or oral arrangement (A) to perform services or sell products which was expected at the time of entering into the arrangement to be performed at, or to result in, a loss, (B) which requires the performance of services or the delivery of products by the Company or any Subsidiary at a fixed price (which shall include, for purposes of this Agreement, an agreement for the provision of services on a “time and materials not to exceed” basis), or (C) for which the customer has already been billed or paid that have not been fully accounted for on the Current Balance Sheet. Except as set forth in Section 4(n)(iii) of the Disclosure Schedule, neither the Company nor any Subsidiary is restricted by any Material Contract from carrying on business anywhere in the world.

     o.     Government Contracts and Bids.

(i) For purposes of this Section 4(o), the following terms have the following meanings:

A. The term “U.S. Government” includes any agency, department, division, subdivision or office of the U.S. Government.

B. The term “Company” includes the Company, its Subsidiary, and Affiliates, directors, officers, employees and agents thereof.

C. The term “Contract” includes any prime contract, subcontract, basic ordering agreement, letter contract or purchase order of any kind, including all amendments, modifications and options thereunder or relating thereto.

D. The term “Government Contract” means any prime contract with the U.S. Government and any subcontract with a prime contractor or higher-tier subcontractor under a prime contract with the U.S. Government.

E. The term “Prime Government Contract” means any prime Contract with the U.S. Government

(ii) Sections 4(o)(ii)(A), 4(o)(ii)(B), 4(o)(ii)(C) and 4(o)(ii)(D) of the Disclosure Schedule constitute a complete and accurate listing of (A) all of the Company’s present Government Contracts and those Government Contracts which were in effect subsequent to January 1, 1999, but which are no longer in effect; (B) all of Company’s Government Contracts currently in force; (C) all of Company’s outstanding quotations, bids and proposals for Government Contracts; and (D) all of the Company’s Government Contracts under which Company knows are currently or are likely to experience material cost, schedule, technical or quality problems that could result in claims against the Company (or its successors in interest) by the Government, a prime contractor or a higher-tier subcontractor.

(iii) The Company has delivered to the Buyer true and complete copies of all Contracts listed in Section 4(o)(ii)(A) of the Disclosure Schedule which were in effect at any time within the past three years. The Company has previously delivered to Buyer true and complete copies of all Contracts, quotations, bids and proposals listed in Sections 4(o)(ii)(B) and 4(o)(ii)(C) of the Disclosure Schedule.

(iv) Except as described in Section 4(o)(iv) of the Disclosure Schedule, to the knowledge of each of the Company and the Major Stockholders after reasonable inquiry, all of Company’s Government Contracts listed in Section 4(o)(ii)(B) of the Disclosure Schedule were legally awarded, are binding on the parties thereto, and are in full force and effect. To the knowledge of each of the Company and the Major Stockholders after reasonable inquiry, such

Government Contracts (or, where applicable, the Prime Government Contracts under which such Government Contracts were awarded) are not currently the subject of bid or award protest proceedings, and each of the Company and the Major Stockholders has no knowledge (after reasonable inquiry) that such Government Contracts (or, where applicable, the Prime Government Contracts under which such Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest proceedings.

(v) To the knowledge of each of the Company and the Major Stockholders after reasonable inquiry, the Company has complied in all material respects with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (“FAR”), the FAR cost principles and the Cost Accounting Standards, where and as applicable to each of Company’s Government Contracts and each of the Company’s quotations, bids and proposals for Government Contracts.

(vi) The Company has complied in all material respects with all terms and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Company’s Government Contracts, whether incorporated expressly, by reference or by operation of law.

(vii) All facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with each of the Company’s Government Contracts and each of the Company’s quotations, bids and proposals for Government Contracts were current, accurate and complete in all material respects as of the date of submission.

(viii) The Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under each of the Company’s Government Contracts and each of the Company’s quotations, bids and proposals for Government Contracts.

(ix) The Company has developed and implemented a government contracts compliance program which includes corporate policies and procedures to ensure compliance with applicable government procurement statutes, regulations and contract requirements. Company has previously delivered to Buyer a true and complete copy of such compliance program.

(x) In connection with its Government Contracts, and to the knowledge of each of the Company and the Major Stockholders after reasonable inquiry except as set forth in Section 4(o)(x) of the Disclosure Schedule, there are no adverse or negative past performance evaluations or ratings by the Government or any facts that could result in any adverse or negative past performance evaluation or rating by the Government, and that could adversely affect the evaluation of the Company’s (or its successors) bids or proposals for future Government Contracts.

(xi) With respect to the Company’s Government Contracts, neither the Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other person has notified the Company, in writing, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification.

(xii) To the knowledge of each of the Company and the Major Stockholders after reasonable inquiry, no facts exist which could reasonably be expected to give rise to liability to the Company under the False Claims Act.

(xiii) To the knowledge of each of the Company and the Major Stockholders after reasonable inquiry, no facts exist which could give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any of the Company’s Government Contracts.

(xiv) Except as described in Section 4(o)(xiv) of the Disclosure Schedule, and to the knowledge of each of the Company and the Major Stockholders after reasonable inquiry, the Company has received no show cause, cure, deficiency, default or similar notice relating to its outstanding Government Contracts.

(xv) Except as described in Section 4(o)(xv) of the Disclosure Schedule, none of the Company’s Government Contracts has been terminated for default.

(xvi) Except as described in Section 4(o)(xvi) of the Disclosure Schedule, Company has received no notice in writing, terminating any of the Company’s Government Contracts for convenience or indicating an intent to terminate any of the Company’s Government Contracts for convenience.

(xvii) Except as described in Section 4(o)(xvii) of the Disclosure Schedule, there are no outstanding material claims or disputes against the Company relating to the Company’s Government Contracts and involving either the Government, any prime contractor, any higher-tier subcontractor or any third party. Except as described in Section 4(o)(xvii) of the Disclosure Schedule, neither the Company nor the Major Stockholders know or has reason to know of any facts or allegations that could give rise to such a material claim or dispute in the future.

(xviii) Except as described in Section 4(o)(xviii) of the Disclosure Schedule, there are no outstanding claims or disputes relating to the Company’s Government Contracts which, if resolved unfavorably to the Company, would materially increase the Company’s cost to complete performance of such Government Contract above the amounts set forth in the estimates to complete previously prepared by the Company and delivered to Buyer for each Government Contract. In addition, to the knowledge of each of the Company and the Major Stockholders after reasonable inquiry, there are no known or reasonably foreseeable expenditures which would increase the cost to complete performance of the Company’s Government Contracts above the amounts set forth in the estimates to complete.

(xix) Company, including any shareholder, officer, director, employee, or retained consultant, has not been and is not now suspended, debarred, or proposed for suspension or debarment from government contracting. To the knowledge of each of the Company and the

Major Stockholders after reasonable inquiry, no facts exist which could cause or give rise to such suspension or debarment, or proposed suspension or debarment.

(xx) No determination of non-responsibility has ever been issued against the Company with respect to any quotation, bid or proposal for a Government Contract.

(xxi) Except as described in Section 4(o)(xxi) of the Disclosure Schedule, Company has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to Company’s Government Contracts, and neither the Company nor the Major Stockholders know or has reason to know of any basis for any such audit, review, inspection, investigation, survey or examination of records. No audit, review, inspection, investigation, survey or examination of records described in Schedule 4(o)(xxi) has revealed any fact, occurrence or practice which could affect the assets, business or financial statements of the Company or the Company’s continued eligibility to receive and perform Government Contracts.

(xxii) The Company has not been and is not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other misconduct relating to the Company’s Government Contracts or quotations, bids and proposals for Government Contracts. Neither the Company nor the Major Stockholders know or has reason to know of any basis for any such investigation or indictment.

(xxiii) The Company has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to the Company’s Government Contracts or quotations, bids and proposals for Government Contracts. Neither the Company nor the Major Stockholders know or has reason to know of any basis for any such proceeding.

(xxiv) To the knowledge of each of the Company and the Major Stockholders after reasonable inquiry, the Company has made no payment, directly or indirectly, to any person in violation of applicable Government procurement laws, including (but not limited to) laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(xxv) Except as described in Section 4(o)(xxv) of the Disclosure Schedule, neither the Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold or set off, monies otherwise acknowledged to be due to Company under any of the Company’s Government Contracts.

(xxvi) The Company’s cost accounting, purchasing, inventory and quality control systems are in material compliance with all applicable government procurement statutes and regulations and with the requirements of all of the Company’s Government Contracts.

(xxvii) Except as described in Section 4(o)(xxvii) of the Disclosure Schedule, neither the Government nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has questioned or disallowed any costs claimed by the Company under such Government Contracts. Neither the Company nor the Major Stockholders

know or has reason to know of any fact or occurrence that could be a basis for disallowing any such costs.

(xxviii) Except as described in Section 4(o)(xxviii) of the Disclosure Schedule, the Company has made no assignments of the Company’s Government Contracts or of any interests in the Company’s outstanding Government Contracts. Except as described in Section 4(o)(xxviii) of the Disclosure Schedule, the Company has entered into no financing arrangements with respect to the performance of any outstanding Government Contract.

(xxix) Section 4(o)(xxix) of the Disclosure Schedule lists all government property which has been provided to the Company pursuant to the Company’s Government Contracts. On the Closing Date, the Company will transfer to the Buyer possession and responsibility for all such government property, subject to any required government approvals.

(xxx) The Company has complied in all material respects with all applicable requirements under each of the Company’s Government Contracts relating to the safeguarding of and access to classified information.

     p.     Accounts Receivable. All accounts receivable of the Company and the Subsidiary reflected on the Current Balance Sheet are, to the knowledge of each of the Company and the Major Stockholders, valid receivables subject to no known setoffs or counterclaims and are current and collectible, net of a reasonable reserve. All accounts receivable reflected in the financial or accounting records of the Company or any Subsidiary that have arisen since the date of the Current Balance Sheet are, to the knowledge of each of the Company and the Major Stockholders, valid receivables subject to no known setoffs or counterclaims and are collectible, net of a reasonable reserve.

     q.     Insurance. Section 4(q) of the Disclosure Schedule lists each current insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage. Except as otherwise noted in Section 4(q) of the Disclosure Schedule, each such insurance policy is in full force and effect and will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing. Neither the Company nor any Subsidiary is in material breach or default (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration, under such policy; and neither the Company nor any Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Section 4(q) of the Disclosure Schedule identifies all claims asserted by the Company or any Subsidiary pursuant to any insurance policy since January 1, 2001 and describes the nature and status of each such claim. Neither the Company nor any Subsidiary has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy, except where the absence of such claim would not have or be reasonably likely to have a Material Adverse Effect. Section 4(q) of the

Disclosure Schedule sets forth the true and correct scope and amount of coverage of each policy identified therein.

     r.     Litigation. Section 4(r) of the Disclosure Schedule identifies, and contains a brief description of (i) any material unsatisfied judgment, order, decree, stipulation or injunction, and (ii) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or by a private party or before any arbitrator to which the Company or any Subsidiary is a party or, to the knowledge of each of the Company and the Major Stockholders, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings and investigations set forth in Section 4(r) of the Disclosure Schedule, individually or collectively, if determined adversely to the Company, would have a Material Adverse Effect.

     s.     Employees.

(i) Section 4(s)(i) of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with the position, date of hire, the annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person, and all sales and bonus plans in which such employee participates. Except as set forth in Section 4(s)(i) of the disclosure Schedule, none of such employees is a party to an employment agreement or contract with the Company or any Subsidiary.

(ii) Section 4(s)(ii) of the Disclosure Schedule sets forth a list of each employee of the Company or any Subsidiary who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or any Subsidiary provided to the Department of Labor (“DOL”) and the Immigration and Naturalization Service (“INS”) in the applications for such Work Permit was, to the knowledge of each of the Company and the Major Stockholders, true and complete in all material respects at the time of filing such applications. The Company or the applicable Subsidiary, as the case may be, received the appropriate notice of approval or other evidence of authorized employment from the INS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the INS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the knowledge of each of the Company and the Major Stockholders, threatened to revoke or adversely modify the terms of any of the Work Permits.

(iii) Each of the Company and the Subsidiary has obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL. Each of the Company and the Subsidiary has complied with all material terms of the Labor Condition Applications for all H-1B workers and has maintained all documentation required by the DOL regulations. The Company has previously provided the Buyer with a written statement which summarizes the compliance of the Company and each of the Subsidiary with the DOL regulations governing labor condition applications. Each of the Company and the Subsidiary is in compliance in all material respects with all applicable Law relating to employment and employment practices, terms and conditions of employment and wages and hours.

(iv) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has either of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company and the Major Stockholders have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

(v) To the knowledge of each of the Company and the Major Stockholders, none of the Stockholders own, directly or indirectly, individually or collectively, any interest (other than any interest of less than five percent (5%) of the equity securities of a publicly traded company) in any Business Entity which is in a business similar or competitive to the business of the Company and the Subsidiary or which has any existing undisclosed contractual relationship with the Company or the Subsidiary.

     t.     Employee Benefits.

(i) Schedule 4(t)(i) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary or by any trade or business, whether or not incorporated, that together with the Company or any Subsidiary would be deemed a “single employer” under section 414 of the Code (an “ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of the Company or any Subsidiary or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the “Plans”). With respect to each Plan, Schedule 4(t)(i) identifies each ERISA Affiliate that sponsors, maintains, or contributes to the Plan and whether the Plan covers or provides benefits to current or former employees or directors of any ERISA Affiliate (and if so, the identity of each such ERISA Affiliates). Neither the Company nor any Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any employee or director or former employee or former director of the Company or any Subsidiary.

(ii) With respect to each of the Plans, the Company has heretofore delivered to the Buyer true and complete copies of each of the following documents: (A) the Plan and related documents (including all amendments thereto); (B) the two most recent annual reports, actuarial reports, and financial statements, if any; (C) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan; and (D) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

(iii) No liability under Title IV of ERISA has been incurred by the Company or any Subsidiary or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and, to the knowledge of each of the Company and the Major Stockholders, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title.

(iv) Neither the Company nor any Subsidiary nor any ERISA Affiliate, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Subsidiary, any of the Plans, any such trust, or to the knowledge of each of the Company and the Major Stockholders, any trustee or administrator thereof, could, directly or indirectly, be subject to a civil penalty assessed pursuant to section 409 or 502(i) of ERISA, a tax imposed pursuant to section 4975, 4976, 4980B, 4980D, 4980E, or 4980F of the Code, or any other liability.

(v) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts that the Company or any Subsidiary or any ERISA Affiliate is required to pay under the terms of the Plans, and all such amounts accrued through the Closing Date will be paid on or prior to the Closing Date or will be properly recorded on the Company Financial Statements.

(vi) None of the Plans is a “multiemployer plan,” as such term is defined in section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in section 3(40) of ERISA, or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of section 4063(a) of ERISA.

(vii) Neither the Company nor any Subsidiary nor any ERISA Affiliate has ever sponsored, maintained or contributed to a pension plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(viii) Each of the Plans that is intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and a favorable determination to that effect has been issued by the IRS with respect to each such Plan. Each of the Plans that is intended to satisfy the requirements of section 125 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(ix) Except as set forth in Schedule 4(t)(ix), each Plan may be amended or terminated without liability to the Company or any Subsidiary or any ERISA Affiliate. Each person who performs services for the Company or any Subsidiary has been, and is, properly classified by the Company as an employee or independent contractor.

(x) There are no claims pending, or, to the knowledge of each of the Major Stockholders and the Company, threatened or anticipated (other than routine claims for benefits) against any Plan, the assets of any Plans or against the Company or any Subsidiary or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of each of the Company and the Major Stockholders, threatened audits or investigations by any governmental body, commission or agency involving any Plan.

(xi) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors after retirement or other termination of service (other than (A) coverage mandated by applicable law, (B) death benefit or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(3) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates or (D) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

(xii) Except as set forth in Schedule 4(t)(xii), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in, or is a precondition to, (A) any employee or director of the Company or any Subsidiary becoming entitled to severance pay or any similar payment, (B) the acceleration of the time of payment or vesting, or an increase in the amount of, any compensation due to any employee or director of the Company or any Subsidiary, or (C) the renewal or extensions of the term of any agreement regarding the compensation of any employee or the Company.

     u.     Environmental Matters.

(i) Each of the Company and the Subsidiary has complied with all applicable Environmental Laws where a failure to do so would have a Material Adverse Effect. There is no pending or, to the knowledge of each of the Company and the Major Stockholders, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (A) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release or threatened Release into the Environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (E) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (F) storage tanks, vessels and containers; (G) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (H) health and safety of employees and other persons; and (I) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used in this Agreement, the terms “Release” and “Environment” shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 (“CERCLA”).

(ii) To the knowledge of each of the Company and the Major Stockholders, there have been no Releases of any Materials of Environmental Concern by the Company or any Subsidiary into the Environment at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by the Company or any Subsidiary. Neither the Company nor the Major Stockholders are aware of any Releases of Materials of Environmental Concern at parcels of real property or facilities that could reasonably be expected to have an material adverse impact on the real property or facilities formerly or currently owned, leased, operated or controlled by the Company or any Subsidiary and for which the Company or any Subsidiary could reasonably be expected to be held liable. For purposes of this Agreement, “Materials of Environmental Concern” means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA or applicable foreign or provincial law), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act or applicable foreign or provincial law), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law and in concentrations or volumes sufficient to require notice to a Governmental Entity in the event of any Release.

(iii) Set forth in Section 4(u)(iii) of the Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or within the last ten years owned, leased or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company, any Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) of which the Company or any Subsidiary has possession. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been previously made available to the Buyer.

(iv) Set forth in Section 4(u)(iv) of the Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that, to the knowledge of each of the Company and the Major Stockholders, have been utilized by the Company or any Subsidiary. Neither the Company nor the Major Stockholders know of any environmental liability resulting from any transportation, treatment, storage, disposal or Release to the Environment, or the arrangement thereof, of any Materials of Environmental Concern by the Company or any Subsidiary, or any of their agents, contractors, representatives or predecessors in interest, to or at any property, location, site or facility other than parcels of real property or facilities owned, leased, operated or controlled by the Company or any Subsidiary (collectively, “Off-Site Liabilities”).

     v.     Legal Compliance. Each of the Company and the Subsidiary, and the conduct and operations of their respective businesses, are and have been in compliance in all material respects with each law (including rules and regulations thereunder) of any federal, state or local government, or any Governmental Entity, which is applicable to the Company or such Subsidiary or any of their respective businesses and if not complied with would have or be reasonably likely to have a Material Adverse Effect.

     w.     Permits. The Company and the Subsidiary hold all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) required for the Company and the Subsidiary to conduct their respective businesses as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect and, to the knowledge of each of the Company and the Major Stockholders, no suspension or cancellation of such Permit is threatened and to the knowledge of each of the Company and the Major Stockholders there is no basis for believing that such Permit will not be renewable upon expiration.

     x.     Certain Business Relationships With Affiliates. Except as set forth on Section 4(x) of the Disclosure Schedule, no Stockholder, Affiliate of any Stockholder or Affiliate of the Company or of any Subsidiary (i) owns any material property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (ii) has asserted any claim or cause of action against the Company or any Subsidiary, (iii) owes any money to the Company or any Subsidiary or (iv) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary (the agreements, arrangements and relationships described in this sentence are hereinafter referred to as “Related Party Transactions”). Section 4(x) of the Disclosure Schedule summarizes any Related Party Transactions.

     y.     Broker’s Fees. Except as set forth in Section 4(y) of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     z.     Books and Records. The minute books and other similar records of the Company and each Subsidiary contain true and materially complete records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or comparable body or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary when taken as a whole.

     aa.     Customers and Suppliers. Except as provided in the written contracts applicable to such customers, none of the largest ten customers of the Company has indicated in writing to the Company or the Subsidiary that it will stop buying services or products from the Company or the Subsidiary. No material supplier or exclusive supplier of the Company or any Subsidiary has indicated in writing to the Company or any Subsidiary within the past year that it will stop supplying materials, products or services to them. Section 4(aa) of the Disclosure Schedule sets forth a list of (i) each customer of the Company or any Subsidiary during the last full fiscal year and the interim period through May 30, 2003 and the amount of revenues accounted for by such customer during each such period and (ii) each supplier that is the sole supplier of any product or component to the Company or a Subsidiary that is material to the business or operations of the Company or a Subsidiary.

     bb.     Banking Facilities. Section 4(bb) of the Disclosure Schedule identifies:

(i) each bank, savings and loan or similar financial institution in which the Company or any Subsidiary has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or such Subsidiary thereat; and

(ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) or each such person with respect thereto.

5. REPRESENTATIONS OF THE BUYER

     The Buyer represents and warrants to each Stockholder as follows:

     a.     Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the business in which it is engaged and to own and use the properties owned and used by it.

     b.     Authorization. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Buyer. This Agreement constitutes, and all other agreements and obligations to be entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer is a party will constitute, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance by the Buyer of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Buyer, (ii) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of its assets are subject or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

     c.     Consideration. The Buyer has and will have at Closing readily available funds sufficient to consummate the Closing as and how contemplated by this Agreement.

6. PRE-CLOSING COVENANTS.

     a.     Best Efforts. Each Party shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no Party shall be required to commence any litigation, arbitration or other proceeding or otherwise expend or allocate funds or other resources in greater than commercially reasonable amounts in order to consummate the Closing.

     b.     Notices and Consents. The Company and the Subsidiary shall obtain, at their expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary in connection with the Company’s consummation of the transactions contemplated by this Agreement.

     c.     Operation of Business. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company and each Subsidiary shall conduct operations only in the ordinary course of business and in material compliance with all applicable federal, state, county and local laws, statutes, codes, rules, decrees, regulations and orders and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep the physical assets of its business in good working condition in all material respects (ordinary wear and tear excepted), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with the Company or any Subsidiary. Without limiting the generality of the foregoing, prior to the Closing, neither the Company or any Subsidiary, on the one hand, nor any Major Stockholder, on the other hand, shall take any of the following actions with respect to the Company or any Subsidiary without the prior written consent of the Buyer (other than events, occurrences or circumstances described in paragraphs (xii), (xiv) and (xv), which may not be taken without prior written notice to the Buyer):

(i) take any action to amend its charter, By-laws or comparable organizational documents; change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business; or take any action to alter its organizational or management structure;

(ii) issue, sell or deliver, or agree to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities, or amend any of the terms of such securities;

(iii) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iv) incur any material obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

(v) acquire, sell, lease, encumber or dispose of any material assets or property (including without limitation any shares or other equity interest in or securities of any Subsidiary or any other Business Entity or any assets or division thereof), other than purchases and sales of assets in the ordinary course of business;

(vi) create, incur or assume any material debt (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or Business Entity; or make any loans, advances or capital contributions to, or investments in, any other person or Business Entity;

(vii) except as expressly contemplated hereby, enter into, adopt or amend any employee benefit plan or arrangement or any employment or severance agreement or arrangement; or increase in any material manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing employee benefit plan or arrangement or, except in the ordinary course of business, hire any new employees or consultants;

(viii) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections with respect to Taxes affecting the Company or any Subsidiary or any changes in current elections with respect to Taxes affecting the Company or any Subsidiary after the date hereof;

(ix) discharge or satisfy any Security Interest or pay any material obligation or liability other than in the ordinary course of business;

(x) mortgage or pledge any property or assets or subject any such assets to any Security Interest;

(xi) sell, assign, transfer, license or sublicense any material Intellectual Property, other than pursuant to licenses with customers entered into in the ordinary course of business;

(xii) enter into any contract or agreement that, if existing on the date hereof, would be required to be listed in Section 4(n) of the Disclosure Schedule;

(xiii) amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any rights under, any contract or agreement listed in Section 4(n) of the Disclosure Schedule;

(xiv) enter into any written arrangement (including written agreements) which creates a liability in excess of $50,000;

(xv) make or commit to make any capital expenditure in excess of $10,000 per item or total capital expenditures in excess of $25,000 in the aggregate;

(xvi) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (A) any of the representations and warranties of the Company or any Stockholder set forth in this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Section 8 not being satisfied in any material respect;

(xvii) fail to take any action necessary to preserve the validity of any Intellectual Property or Permit; or

(xviii) agree in writing or otherwise to take any of the foregoing actions.

     In addition, during the period from the date of this Agreement to the Closing, the Company shall (A) accept customer orders in the ordinary course of business and (B) cooperate with the Buyer to accomplish the transfer of the Shares to the Buyer on the Closing Date.

     d.     Terminated Benefits Plans. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof or other applicable committee) shall adopt appropriate resolutions and take all other actions necessary to cause (i) the termination, effective on the date immediately prior to the Closing Date, of the Company’s 401(k) plan and the Employee Stock Ownership Plan, (ii) the full vesting of all account balances under such plans as of plan termination, and (iii) the complete distribution of account balances under such plans as soon as administratively practicable following such termination (or in the case of any amount actually received by the Employee Stock Ownership Plan following termination on account of the Escrow, Earnout and FBI Claim features of this Agreement, as soon as administratively practicable following the receipt of such amount); provided, however, that no distribution of account balances will occur with respect to each such plan prior to the receipt of a favorable determination letter from the Internal Revenue Service on the qualification of the plan on termination. In addition, prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof or other applicable committee) shall adopt such amendments to the Company’s 401(k) plan and take all other actions necessary to permit any outstanding loans under the 401(k) plan to be distributed and directly rolled over into the Buyer’s 401(k) plan without a deemed distribution occurring. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof or other applicable committee) shall adopt appropriate resolutions and take all other actions necessary, including obtaining any necessary consents from Deferred Compensation Plan participants, to cause (i) the termination, effective immediately prior to the Closing, of the Company’s Deferred Compensation Plan, such that no further benefits may be accrued thereunder and the Company shall have no obligation to make further contributions thereunder, (ii) the termination, effective simultaneously with the Closing, of any rabbi trust or other funding vehicle associated with the Company’s Deferred Compensation Plan, and (iii) the immediate payout, as soon as administratively practicable, to each Deferred Compensation Plan participant of all benefits he or she accrued under the plan through its termination.

     e.     Exclusive Dealing. During the period commencing on the date of this Agreement and ending on the Closing Date or the termination of this Agreement pursuant to Section 11 hereof, neither the Company nor any of the Stockholders will, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Company or the Subsidiary or any merger, consolidation or business combination with the Company or the Subsidiary, or (ii) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The

Company, the Subsidiary and the Stockholders agree to promptly notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Company, any Subsidiary or any of the Stockholders.

     f.     Continuing Obligation to Inform. From time to time prior to the Closing, the Company, the Stockholders and the Buyer each shall deliver or cause to be delivered to the other Parties hereto supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Section of the Disclosure Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

     g.     Access to Management, Properties and Records. From the date of this Agreement until the Closing Date, the Company and the Major Stockholders shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company and the Subsidiary, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiary, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Major Stockholders and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiary as the Buyer shall reasonably request.

7. POST-CLOSING MATTERS

     a.     Active Employees. After the Closing Date, the Buyer shall, in its discretion, continue to employ, or shall cause the Company or any Subsidiary to continue to employ, all persons who are employed by the Company and/or the Subsidiary immediately prior to the Closing (other than H. K. Baboyian) (the “Active Employees”); provided, however, as a condition of continued employment, each such Active Employee shall be required to execute and deliver to the Buyer an Employee Confidentiality and Intellectual Property Rights Agreement, in the form attached hereto as Exhibit D. Notwithstanding anything to the contrary herein, this Section 7 shall not (i) create in any Active Employee any rights to employment or continued employment with the Company, the Buyer or any of their respective Affiliates, (ii) limit the ability of the Company, the Buyer and their respective Affiliates to terminate the employment of any Active Employee or to review employee compensation and benefits programs from time to time and to make such changes as they deem appropriate or (iii) require the Company, the Buyer or any of their respective Affiliates to provide Company employees or former employees of the Company with post-retirement medical benefits.

     b.     Active Employees’Compensation. As soon as practicable after the Closing Date and through December 31, 2003, the Buyer shall pay, or shall cause the Company to pay, each Active Employee a base salary or base wage at the rate of his or her base salary or base wage paid by the Company immediately prior to the Closing (except as otherwise provided in an employment agreement in effect on the Closing Date). With respect to calendar year 2003, the Buyer shall pay, or shall cause the Company to pay, each Active Employee a bonus on the terms and conditions of any bonus or sales plan in effect immediately prior to the Closing and applicable to such Active Employee, as set forth in Section 4(s)(i) of the Disclosure Schedule.

     c.     Company Employees’ Benefits. As soon as practicable after the Closing Date, the Buyer shall provide, or shall cause the Company to provide, each Active Employee with employee benefits which are generally comparable, in the aggregate, as determined by the Buyer in its sole discretion, to the employee benefits provided to similarly situated employees of the Buyer; provided that for purposes of determining eligibility for and vesting of such employee benefits provided by the Buyer (but not for purposes of benefit accrual), service with the Company and/or the Subsidiary shall be treated as service to the same extent as if such persons had been employees of the Buyer.

     d.     Tax Matters.

(i) The Stockholders shall be liable for and pay, any and all Taxes imposed on the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such period ending on and including the Closing Date. Notwithstanding the foregoing, the Stockholders shall have no liability for any such Tax to the extent of the amount, if any, of such Tax that was included as a liability of the Company in the calculation of the Total Equity.

(ii) With respect to any taxable years that end on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the Buyer shall prepare such tax returns consistent with prior practice of the Company, or Subsidiary, as the case may be, and not less than 20 days prior to the due date of any such tax return the Buyer shall provide a draft of such tax return to the Stockholders’ Representative for his review and approval (which approval shall not be unreasonably withheld).

(iii) In determining the amount of income based tax liability allocable to the Company, or Subsidiary, as the case may be, for the tax period through the Closing Date, the taxable year of the Company, or Subsidiary, as the case may be, shall be treated as ending on the Closing Date.

(iv) For other tax liability (e.g. property tax) such taxes shall be allocated on a per diem basis.

     e.     Tax Treatment.

(i) The Parties shall execute and file all federal, state and local income tax returns in a manner consistent with this Section 7(e) and shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with this Section 7(e), except (A) pursuant to a final “determination” (as defined in Section 1313(a) of the Code) or (B) in accordance with a written opinion of legal counsel to the effect that taking such consistent position would more likely than not subject such party to tax penalties. The description of transactions in this Section 7(e) is solely for federal, state and local income tax purposes.

(ii) For federal, state and local income tax purposes, the following transactions taking place at Closing shall be treated as taking place in the following chronological order: (A) first, Buyer shall be treated as acquiring all of the Shares in exchange for the applicable portion of the Base Purchase Price; (B) second, Buyer shall be treated as making a capital contribution of cash to the Company to fund the remaining portion of the Base Purchase Price; and (C) third, the Company shall be treated as paying to the Optionees, in exchange for the cancellation of the Options, such remaining portion of the Base Purchase Price subject to any Withholding Taxes related to the cancellation of the Options. The Parties acknowledge that, as a result of the transaction described in the foregoing clause (A), the Company will become a member of Buyer’s consolidated group for federal income tax purposes. The transactions described in the foregoing clauses (B) and (C) shall be treated as occurring at the beginning of the day following the Closing Date in accordance with Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and any similar provisions of state or local law. The Company shall not claim a compensation deduction for income tax purposes in connection with the cancellation of the Options for any taxable period ending on or before the Closing Date. Except as expressly set forth in this Section 7(e), none of the Parties makes any representation, warranty or covenant with respect to the tax treatment of the transactions taking place at the Closing nor shall the Stockholders have any liability for any taxes or indemnification obligations for taxes resulting from a determination that is inconsistent with the positions taken pursuant to this Section 7(e).

     f.     Post-Closing Operation of the Company. The Buyer hereby covenants and agrees that, during the period beginning on the Closing Date and continuing until the Stockholders’ and Optionees’ right to receive the applicable portion of the Earnout Amount with respect to each of the Earnout Events shall have been finally determined in accordance with Section 2(e), the Buyer shall (i) use commercially reasonable efforts to enable the Earnout Events to occur as contemplated by Section 2(e) hereof and (ii) use commercially reasonable efforts to maintain the Company’s customers, customer relationships and Material Contracts, and to cause the Company to enter into contracts in the Sales Pipeline.

8. CONDITIONS TO OBLIGATIONS OF THE BUYER.

     The obligations of the Buyer under this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

     a.     Continued Truth of Representations and Warranties of the Stockholders and the Company; Compliance with Covenants and Obligations.

(i) The Company and the Stockholders shall have obtained all of the waivers, permits, consents, approvals or other authorizations (including such waivers, permits, consents, approvals or other authorizations relating to the Agreements Requiring Consent), and effected all of the registrations, filings and notices, which are required for the consummation of the transactions contemplated by this Agreement.

(ii) The representations and warranties of the Stockholders and the Company set forth in Sections 3 and 4 shall be true and correct when made on the date hereof and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except for (A) representations and warranties made as of the specific date, which shall be true and correct as of such date and (B) any breach or noncompliance resulting from occurrences or developments between the date of this Agreement and the Closing Date which are not a Material Adverse Change;

(iii) The Company and the Stockholders shall have performed or complied with in all material respects its, his or her agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date; and

(iv) No action, suit or proceeding shall be pending or threatened in writing by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect materially adversely the right of the Buyer to own, operate or control any of the assets or operations of the Company and the Subsidiary following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect.

     b.     Performance by the Stockholders and the Company. Each of the Major Stockholders and the Company shall have delivered to the Buyer a certificate signed by the Major Stockholders, in the case of the certificate delivered by the Major Stockholders, and by the President and Chief Financial Officer of the Company, in the case of the certificate delivered by the Company, to the effect that each of the conditions specified in Section 8(a) have been satisfied in all material respects with respect to the Party providing such certificate.

     c.     Opinion of Counsel. The Buyer shall have received from Duane Morris LLP, counsel to the Major Stockholders and the Company, and Jenkens & Gilchrist, counsel to the Employee Stock Ownership Plan trust, opinions addressed to the Buyer, dated as of the Closing Date and covering the matters identified in Exhibits E-1 and E-2, respectively, to the reasonable satisfaction of Buyer and its counsel.

     d.     Closing Deliveries. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request, including without limitation:

(i) the stock certificates representing the Shares duly endorsed in accordance with Section 2(a) of this Agreement;

(ii) certificates of the Secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3(a);

(iii) resignation, effective as of the Closing, of H. K. Baboyian in the form attached hereto as Exhibit F, executed by H. K. Baboyian;

(iv) the original corporate minute books of the Company and each Subsidiary and all corporate seals;

(v) a counterpart of the employment agreements in the forms attached hereto as Exhibit G through J (the “Employment Agreements”), executed by each of the individuals listed on Section 8(d)(v) of the Disclosure Schedules, as applicable;

(vi) a counterpart of the retention agreements in the forms attached hereto as Exhibit K through S (the “Retention Agreements”), executed by each of the individuals listed on Section 8(d)(vi) of the Disclosure Schedules, as applicable;

(vii) a counterpart of the release in the form attached hereto as Exhibit T, executed by each of the Stockholders and the Optionees;

(viii) a counterpart of the Escrow Agreement, executed by the Escrow Agent, each of the Stockholders and the Stockholders’ Representative;

(ix) a counterpart of the Optionee Agreement in the form attached hereto as Exhibit B (the “Optionee Agreement”), executed by each of the Optionees;

(x) all consents, permissions, approvals, novations, authorizations or waivers, in form reasonably satisfactory to the Buyer, required to be obtained under all Agreements Requiring Consent;

(xi) a cross receipt executed by the Stockholders’ Representative; and

(xii) evidence of the cancellation of the Pledge and Promissory Note issued by Kachig M. Baboyian to H. K. Baboyian in connection with the purchase and sale of certain shares of Class A Common Stock, which evidence shall be reasonably satisfactory in form and substance to the Buyer.

     e.     Reasonable Satisfaction of the Buyer. All actions to be taken by the Company and the Stockholders in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

9. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS

     The obligations of the Stockholders under this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Stockholders’ Representative, who shall have the power and authority to bind each of the Stockholders:

     a.     Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations.

(i) The representations and warranties of the Buyer set forth in Section 5 shall be true and correct when made on the date hereof and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except for (A) representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date and (B) any breach or noncompliance resulting from occurrences or developments between the date of this Agreement and the Closing Date which are not material to the assets, business, financial condition, results of operations or future prospects of the Buyer and its subsidiaries, taken as a whole.

(ii) The Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

(iii) No action, suit or proceeding shall be pending or threatened in writing by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any of the transactions contemplated by this agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     b.     Performance by the Buyer. The Buyer shall have delivered to the Stockholders’ Representative a certificate signed by an executive officer of the Buyer, to the effect that each of the conditions specified in Section 9(a) have been satisfied in all material respects.

     c.     Closing Deliveries. The Stockholders’ Representative shall have received at or prior to the Closing such documents, instruments or certificates as the Stockholders’ Representative may reasonably request, including without limitation:

(i) payment of the portion of the Base Purchase Price specified in Section 2(c);

(ii) payment of the Escrowed Funds to the Escrow Agent;

(iii) a counterpart of the Escrow Agreement, executed by the Escrow Agent and the Buyer;

(iv) a counterpart of each of the Retention Agreements executed by the parties thereto;

(v) a counterpart to each of the Employment Agreements executed by the parties thereto; and

(vi) a cross receipt executed by the Buyer.

     d.     Employee Stock Ownership Plan Fairness Opinion Bringdown. The Trustee of the Employee Stock Ownership Plan and the Stockholders’ Representative shall have received a copy of the bringdown to the Fairness Opinion, dated as of the Closing Date, which bringdown will confirm that in the opinion of Duff & Phelps, the consideration to be paid in the transaction contemplated by this Agreement is fair, from a financial point of view, to the Employee Stock Ownership Plan and the participants thereof.

     e.     Reasonable Satisfaction of the Company and the Stockholders’ Representative. All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and the Stockholders’ Representative.

10. INDEMNIFICATION

     a.     Indemnification.

(i) Each Stockholder, severally and not jointly, shall indemnify the Buyer, its directors, officers, employees, agents, representatives and Affiliates (the “Indemnified Persons”) in respect of, and hold the Indemnified Persons harmless against, any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (provided that such amounts shall be adjusted to take into account the relevant federal, state and local tax effect as well as any insurance payments or other reimbursements) incurred or suffered by the Indemnified Persons or any Affiliate thereof (“Damages”) resulting from or constituting any (A) breach of representation or warranty (as have been amended and supplemented as provided herein) of such Stockholder pursuant to Section 3 or (B) failure to perform any covenant or agreement of such Stockholder contained in this Agreement or in the certificates delivered pursuant to Section 8(b).

(ii) The Major Stockholders, jointly and severally, shall indemnify the Indemnified Persons in respect of, and hold the Indemnified Persons harmless against, any and all Damages resulting from or constituting any (A) breach of representation or warranty (as have been amended and supplemented as provided herein) of the Company pursuant to Section 4 or (B) failure to perform any covenant or agreement of the Company contained in this Agreement or in the certificates delivered pursuant to Section 8(b) or (C) any Damages resulting from the FBI Litigation or any counter-claim by the US Government in connection with the FBI Litigation; provided, however, that Damages under this Section 10(a)(ii) shall be limited as provided in Sections 10(d), 10(e), and 10(f).

     b.     Method of Asserting Claims.

(i) If an Indemnified Person has incurred or suffered Damages for which it is entitled to indemnification under this Section 10, such Indemnified Person shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a “Claim Notice”) to the Stockholder in question of such claim if made pursuant to Section 10(a)(i) hereof and otherwise to the Stockholders’ Representative. Each Claim Notice shall state the amount of claimed Damages (the “Claimed Amount”), if known, and the basis for such claim.

(ii) Within 20 days after delivery of a Claim Notice, either the Stockholder or the Stockholders’ Representative, as the case may be, shall provide to the Indemnified Person a written response (the “Response Notice”) in which he, she or it shall: (A) agree that all of the Claimed Amount is owed to the Indemnified Person, (B) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Person or (iii) contest that any of the Claimed Amount is owed to the Indemnified Person. The Stockholder or the Stockholders’ Representative may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Person is entitled to indemnification under this Section 10 or if the Buyer fails to provide sufficient information to the Stockholder or Stockholders’ Representative to make a determination. If no Response Notice is delivered by the Stockholder or the Stockholders’ Representative within such 20-day period, the Stockholders shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Person.

(iii) If the Stockholder or the Stockholders’ Representative in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the Indemnified Person, such Stockholder shall promptly pay to the Indemnified Person an amount equal to the Claimed Amount subject to Sections 10(d) and 10(e). If the Stockholder or the Stockholders’ Representative in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Person, such Stockholder shall promptly pay to the Indemnified Person an amount equal to the Agreed Amount set forth in such Response Notice subject to Sections 10(d) and 10(e). Acceptance by the Buyer of part payment of any Claimed Amount shall be without prejudice to the Buyer’s right to claim the balance of any such Claimed Amount. Notwithstanding the foregoing, the Buyer agrees that it shall first satisfy all or any portion of any obligation of such Stockholder under this subsection (b) by making a claim against the Escrowed Funds pursuant to the Escrow Agreement.

(iv) If the Stockholder or Stockholders’ Representative in the Response Notice contests the release of all or part of the Claimed Amount (the “Contested Amount”), the matter shall be settled by binding arbitration in Fairfax, Virginia. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (“AAA Rules”). Discovery relating to such claims shall be conducted pursuant to the rules of the applicable U.S. federal rules relating to discovery. The Stockholder or the Stockholders’ Representative, as the case may be, and the Indemnified Person shall each designate one arbitrator within 15 days of the delivery of such Stockholder’s or the Stockholders’ Representative’s Response Notice contesting the Claimed Amount. Such Stockholder or the Stockholders’ Representative and the Indemnified Person shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (A) failing such agreement within 45 days of delivery of such Stockholder’s or the Stockholders’ Representative’s Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (B) if either such Stockholder or the Stockholders’ Representative or the Indemnified Person fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. Such Stockholder or the Stockholders’ Representative and the Indemnified Person shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. Such Stockholder or the Stockholders’ Representative and the Indemnified Person shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators’ decision shall relate solely to whether the Indemnified Person is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of this Agreement. The final decision of the arbitrator, or a majority of the arbitrators in the case of three arbitrators, shall be furnished to the such Stockholder or the Stockholders’ Representative and the Indemnified Person in writing, shall consist of findings of fact and conclusions of law as if it were rendered by a court of competent jurisdiction in Fairfax, Virginia, shall constitute a conclusive determination of the issue in question, binding upon such Stockholder or the Stockholders’ Representative, and the Indemnified Person, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators’ award.

(v) The Indemnified Person shall give prompt written notification to the Stockholders’ Representative of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Stockholders’ Representative shall relieve the Stockholders of any liability for Damages hereunder except to the extent of any Damage or material prejudice caused by or arising out of such delay. Within 20 days after delivery of such notification, the Stockholders’ Representative may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (A) the Stockholders’ Representative acknowledges in writing to the Indemnified Person, on behalf of the Stockholders, that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Section 10, and (B) an adverse resolution of the third party’s claim would not have a material adverse effect on the goodwill or the reputation of the Indemnified Person or the business, operations or future conduct of the Indemnified Person. If the Stockholders’ Representative does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Stockholders’ Representative assumes control of such defense and the Indemnified Person reasonably concludes that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered “Damages” for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. Except as provided in Section 10(b)(vi) hereof, the Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Stockholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed. The Stockholders’ Representative shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it is reasonable to withhold, condition or delay such consent if, among other things, the settlement or the entry of a judgment (Y) lacks a complete release of the Indemnified Person for all liability with respect thereto or (Z) imposes any liability or obligation on the Indemnified Person).

(vi) If a third party asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Section 10, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then (A) such Indemnified Person shall be entitled to satisfy such obligation, without prior notice to or consent from the Stockholders’ Representative, (B) such Indemnified Person may make a claim for indemnification pursuant to this Section 10 and (C) such Indemnified Person shall be entitled to make a claim against the Escrowed Funds pursuant to the Escrow Agreement or, if such Escrowed Funds are insufficient, shall be reimbursed for any such Damages for which it is entitled to indemnification pursuant to this Section 10 (subject to the right of the Stockholders’ Representative to dispute the Indemnified Person’s entitlement to indemnification under the terms of this Section 10).

(vii) Without limiting the rights of the Parties under Section 10(b)(v), in the event of any third party claim of infringement of Intellectual Property for which indemnification pursuant to this Section may be sought in connection with a breach, or alleged breach, of any representation or warranty contained in Section 4(k) (Intellectual Property), the Buyer shall, and shall cause any Indemnified Person to, use commercially reasonable efforts to mitigate the amount of Damages that may arise from such infringement or alleged infringement, including, without limitation, by attempting, as appropriate, to (A) modify the applicable Intellectual Property so that it becomes non-infringing, and/or (B) procure from the applicable third party the right to continue using the applicable Intellectual Property on commercially reasonable terms, such as by entering into a licensing arrangement..

     c.     Survival.

(i) Except for claims based on fraud or intentional misrepresentation in connection with this Agreement, the representations and warranties of the Company and the Major Stockholders set forth in Section 4 or in any other location in this Agreement, including the certificates delivered by the Company pursuant to Section 8(b), and the related indemnification obligations set forth in Section 10(a)(ii) shall survive the Closing and the consummation of the transactions contemplated hereby and continue for twelve months following the Closing Date; provided, however, that the representations and warranties contained in Section 4(h) (Tax Matters), Section 4(k) (Intellectual Property), Section 4(t) (Employee Benefits), Section 4(u) (Environmental Matters), and the indemnification obligations set forth in Section 10(a)(ii)(C) relating to the FBI Litigation and any counter-claim by the US Government in connection with the FBI Litigation (the “Surviving Representations”) shall survive the Closing and the consummation of the transactions contemplated hereby and continue for four years following the Closing Date.

(ii) The date on which any particular representation, warranty or indemnification obligation of the Company and/or each of the Stockholders terminates shall be referred to herein as the “Termination Date.” If a notice of a claim is given in accordance with the notice provisions of this Agreement before the Termination Date, then (notwithstanding the occurrence of the Termination Date) the representation, warranty or indemnification obligation applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

(iii) Except for claims based on fraud or intentional misrepresentation in connection with this Agreement, the representations and warranties of the Buyer set forth in Section 5 and Section 7 or in any other location in this Agreement, including the certificate delivered by the Buyer pursuant to Section 9(b), shall survive the Closing and the consummation of the transactions contemplated hereby and continue for twelve (12) months following the Closing Date.

     d.     Limitations on Damages. Notwithstanding anything to the contrary herein, the aggregate maximum amount of indemnifiable Damages which may be recovered by the Buyer arising out of or resulting from the causes enumerated in Section 10(a)(ii) shall be $7,500,000; provided, however, that such limitation shall not apply to any such Damages arising out of or resulting from (i) a claim against a several Stockholder under Section 10(a)(i) which shall instead be limited by the amount of proceeds actually received by such Stockholder, or (ii) fraud or intentional misrepresentation in connection with this Agreement (such Damages referred to in clauses (i) and (ii) being referred to as “Uncapped Damages”).

     e.     Threshold Limitations. Notwithstanding anything to the contrary herein, the Stockholders shall not be liable under this Section 10 unless and until the aggregate Damages exceed $375,000, at which point the Stockholders shall become liable for the aggregate Damages, not just amounts in excess of $375,000; provided, however, that such limitations shall not apply to Uncapped Damages.

     f.     Exclusive Remedy; Limitations.

(i) Notwithstanding anything to the contrary herein, the Parties agree that from and after the Closing the sole and exclusive remedy and recourse of Buyer with respect to any and all Damages relating to or arising out of the subject matter of this Agreement, other than with respect to Uncapped Damages, shall be pursuant, and subject, to the indemnification provisions set forth in this Section 10.

(ii) The Parties further agree that from and after the Closing the sole and exclusive remedy and recourse of the Buyer against the Stockholders with respect to any and all Damages pursuant to Section 10(a)(ii) shall be the Escrow Funds; provided, however, that the limitation in this Section 10(f)(ii) shall not apply to the Major Stockholders, who, subject to Section 10(e), shall be jointly and severally liable for any such Damages to the extent unsatisfied by the Escrow Funds, subject to the limitations set forth in Section 10(d) and only for the time limits described in Section 10(c)(i).

11. TERMINATION

     Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

     a.     Consent. By mutual written consent of the Stockholders’ Representative, the Company and the Buyer;

     b.     Stockholders’ Conditions. By the Buyer if any of the conditions set forth in Section 8 shall have become incapable of fulfillment and shall not have been waived by the Buyer;

     c.     Buyer’s Conditions. By the Stockholders’ Representative if any of the conditions set forth in Section 9 shall have become incapable of fulfillment and shall not have been waived by the Stockholders’ Representative;

     d.     Buyer Closing. By the Buyer if the Closing does not occur on or prior to September 1, 2003 (unless the Closing shall not have occurred as a result of a default by the Buyer);

     e.     Stockholders’ Closing. By the Stockholders’ Representative if the Closing does not occur on or prior to September 1, 2003 (unless the Closing shall not have occurred as a result of a default by the Stockholders, the Stockholders’ Representative or the Company);

     f.     Stockholders’ Breach. By the Buyer if there shall be (i) a breach of any representation or warranty set forth in Section 3 or 4 of this Agreement that is qualified as to materiality, (ii) a breach in any material respect of any representation or warranty set forth in Section 3 or 4 of this Agreement that is not so qualified, or (iii) a material breach by any of the Stockholders, the Stockholders’ Representative or the Company of any of their respective covenants, agreements or obligations contained in this Agreement required to be performed or complied with prior to the Closing Date, which breach, in case of clause (i), (ii) or (iii), either is not capable of being cured or, if it is capable of being cured, has not been cured by the tenth (10th) business day following written notice to the Stockholders’ Representative and the Company from the Buyer of such breach, and provided that the Buyer may not terminate this Agreement pursuant to this Section 11(f) if the Buyer is in material breach of this Agreement;

     g.     Buyer’s Breach. By the Stockholders’ Representative if there shall be (i) a breach of any representation or warranty set forth in Section 5 of this Agreement that is qualified as to materiality, (ii) a breach in any material respect of any representation or warranty set forth in Section 5 of this Agreement that is not so qualified, or (iii) a material breach by the Buyer of any of its covenants, agreements or obligations contained in this Agreement required to be performed or complied with prior to the Closing Date, which breach, in case of clause (i), (ii) or (iii), either is not capable of being cured or, if it is capable of being cured, has not been cured by the tenth (10th) business day following written notice to the Buyer from the Stockholders’ Representative of such breach, and provided that the Stockholders’ Representative may not terminate this Agreement pursuant to this Section 11(g) if any of the Stockholders, the Stockholders’ Representative or the Company is in material breach of this Agreement; or

     h.     Supplement or Amendment. By the Buyer if any of the Company or the Major Stockholders shall have supplemented or amended the Disclosure Schedule pursuant to Section 4, and such supplement or amendment relates to facts or circumstances specific to the Company and its operations that reflect a Material Adverse Effect; provided that the Buyer has exercised such right within five (5) days of the receipt of such supplement or amendment.

12. NOTICES

     Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopy, overnight courier or registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:

American Management Systems, Inc. 4050 Legato Road Fairfax, Virginia Fax: (703) 267-5111 Attn: David Fontaine, Esq. Executive Vice President and General Counsel

with a copy to:

Arnold & Porter 1600 Tysons Blvd. Suite 900 McLean, VA 22102 Fax: (703) 720-7399 Attn: Kevin J. Lavin, Esq.

To the Company:

Kachig M. Baboyian Chief Executive Officer R. M. Vredenburg & Co. 1835 Alexander Bell Drive Suite 400 Reston, VA 22091

To the Stockholders or the Stockholders’ Representative:

H.K. Baboyian 1155 30th Street, N.W. Suite 200 Washington, DC 20007

With a copy to:

Douglas Woloshin, Esq. Duane Morris LLP 1667 K Street, N.W. Suite 700 Washington, DC 20006

     Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) upon verification of receipt, if delivered by telecopy during regular business hours, or the next business day, if delivered by telecopy after regular business hours, (c) one business day after it is sent via a reputable nationwide overnight courier service or (d) three business days after being sent, if sent by registered or certified mail.

13. SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholders, the Company and the Subsidiary, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other Parties; provided, that the Buyer may assign its rights and interest hereunder to (a) an Affiliate of the Buyer or (b) to a person who acquires (whether by stock or asset purchase, merger or otherwise) all or substantially all of the business or assets of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Stockholders or the Company from any obligation or liability under this Agreement.

14. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(i) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto or contemporaneous with the execution of this Agreement represent the entire understanding and agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Board of Directors or officers authorized by such Board, the Company, by the consent of its Board of Directors and the Stockholders holding a majority of the Shares (who shall have the authority to bind all of the Stockholders) may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer, the Company and such Stockholders holding a majority of the Shares.

(ii) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

15. SEVERABILITY

     Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

16. EXPENSES

     Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Stockholders, jointly and severally, will pay all fees and expenses incurred by the Stockholders in connection with the transactions contemplated hereby. Each Stockholder shall be responsible for payment of all sales or transfer Taxes (including, without limitation, real property transfer Taxes) arising out of the conveyance of the Shares owned by such Stockholder.

17. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the Commonwealth of Virginia.

18. SECTION HEADINGS

     The section headings in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

19. COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall be one and the same document. This Agreement may be executed and delivered by facsimile transmission, and any counterpart so delivered shall be treated as an original for all purposes binding and enforceable against the person so executing and delivering.

20. CONSTRUCTION

     The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any U.S. federal, foreign, state, regional, provincial or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

21. NO THIRD PARTY BENEFICIARIES

     Other than the Optionees as contemplated herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

22. SPECIFIC PERFORMANCE

     Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 23), in addition to any other remedy to which it may be entitled, at law or in equity.

23. SUBMISSION TO JURISDICTION

     Each of the Parties (a) submits to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement and (b) agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12. Nothing in this Section 23, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

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     IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the date first above written.

AMERICAN MANAGEMENT SYSTEMS, INC.

By: /s/ Alfred T. Mockett
Name: Alfred T. Mockett
 Title: Chairman and Chief Executive Officer

R. M. VREDENBURG & CO.

By: /s/ Kachig M. Baboyian
Name: Kachig M. Baboyian
 Title: Chief Executive Officer

STOCKHOLDERS:

By: /s/ H. K. Baboyian
Name: H. K. Baboyian

By: /s/ Kachig M. Baboyian
Name: Kachig M. Baboyian

By: /s/ Douglas B. Dearie
Name: Douglas B. Dearie

By: /s/ Carl F. Muller Name: Carl F. Muller

By: /s/ Roger E. Shropshire Name: Roger E. Shropshire

R. M. VREDENBURG & CO. EMPLOYEE STOCK OWNERSHIP PLAN TRUST By: /s/ Stephen J. Hartman, Jr. Name: Stephen J. Hartman, Jr. Title: Senior Vice President